UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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ADVANCE AUTO PARTS, INC.
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ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NORTH CAROLINA 27609

Notice of 2024 Annual Meeting of Stockholders of
Advance Auto Parts, Inc. (the "Company")

Logistics

DATE AND TIME	PLACE	RECORD DATE
Wednesday, May 22, 2024 at 8:30 a.m. Eastern Time	www.virtualshareholdermeeting.com/AAP2024. There will be no physical location for this year's meeting.	Holders of record of our common stock at the close of business on March 25, 2024, are entitled to vote at our Annual Meeting.
Voting Items

Board Recommendation
1	Election of the eleven nominees named in the Proxy Statement to the Board of Directors to serve until the 2025 annual meeting of stockholders	FOR each director nominee
2	Advisory vote to approve the compensation of the Company’s named executive officers	FOR
3	Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024	FOR
4	Amendment of our Restated Certificate of Incorporation to eliminate or limit the personal liability of officers to the extent permitted by recent amendments to the Delaware General Corporation Law	FOR
5	Action upon such other matters, if any, as may properly come before the meeting

Advance Voting Methods
(Your vote must be received by 11:59 p.m. (EDT) on May 21, 2024, the day before the Annual Meeting)

INTERNET www.proxyvote.com	TOLL FREE TELEPHONE 1-800-690-6903	MAIL Complete and sign your proxy card

We invite you to join our Annual Meeting and vote. We urge you, after reading the attached proxy statement (the "Proxy Statement"), to vote your proxy by Internet or telephone by following the instructions on the form of proxy or by signing and returning the enclosed proxy card in the enclosed postage prepaid envelope as promptly as possible. You may vote live at the virtual meeting even if you previously voted by proxy. If you have a disability, we can provide reasonable assistance to help you participate in the meeting upon request.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 22, 2024:
The Notice of 2024 Annual Stockholders' Meeting and Proxy Statement and the 2023 Annual Report on Form 10-K,
are available at www.proxyvote.com.

The Notice of Annual Meeting and the accompanying Proxy Statement are being distributed or made available, as the case may be, on or about April [•], 2024.

By order of the Board of Directors,
Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April [•], 2024

Proxy Statement Summary
Voting Roadmap

Proposal 1	Board Recommendation
Election of the eleven nominees named in the Proxy Statement to the Board of Directors ("Board") to serve until the 2025 annual meeting of stockholders	The Board recommends a vote FOR each director nominee See page 1
Director Nominees

Name and Age	Director Since	Occupation	Current Committees	Other Current Public Company Boards
Carla J. Bailo, 63 Independent	2020	President and Chief Executive Officer, ECOS Consulting, LLC	Nominating & Corporate Governance Audit	SM Energy Company Vesuvius plc
John F. Ferraro, 68 Independent	2015	Former Global Chief Operating Officer, Ernst & Young	Audit (Chair)	International Flavors & Fragrances Inc. ManpowerGroup, Inc.
Joan M. Hilson, 64 Independent	2022	Chief Financial & Strategy Officer, Signet Jewelers Ltd.	Audit Finance (Chair)
Jeffrey J. Jones II, 56 Independent	2019	President, Chief Executive Officer, H&R Block, Inc.	Compensation (Chair) Nominating & Corporate Governance	H&R Block, Inc.
Eugene I. Lee, Jr., 62 Independent Chair of the Board	2015	Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.	Finance
Shane M. O'Kelly, 55 President and Chief Executive Officer	2023	President and Chief Executive Officer, Advance Auto Parts, Inc.
Douglas A. Pertz, 69 Independent	2018	Former President and Chief Executive Officer, The Brink's Company	Nominating & Corporate Governance (Chair) Compensation	Vestis Corporation
Thomas W. Seboldt, 57 Independent	2024	President, Seboldt Consulting Services LLC	Committees not yet assigned
Gregory L. Smith, 60 Independent	2024	Executive Vice President, Global Operation and Supply Chain, Medtronic plc	Committees not yet assigned
Sherice R. Torres, 50 Independent	2021	Chief Marketing Officer, ChargePoint, Inc.	Compensation
A. Brent Windom, 63 Independent	2024	President, Windom Consulting LLC	Committees not yet assigned

i

Director Skills, Core Competencies and Characteristics
In 2023, the Nominating and Corporate Governance Committee reviewed the core competencies that it believes should be represented on our Board. The Committee regularly evaluates the composition and diversity of the Board with respect to qualifications and skill sets that are important in consideration of the Company's long-term strategic plan and with respect to providing effective leadership and diverse viewpoints on matters considered by the Board. The following shows certain key skills, competencies and characteristics of our director nominees.
*A-Asian; B-Black or African American; H-Hispanic or Latino; W-White; O-Other

Of the eleven director nominees:

10 of 11 are independent	3 of 11 are diverse with respect to gender (3) or race/ethnicity (1)

Stockholder Engagement

Regular Outreach
We value dialogue with our stockholders and regularly conduct stockholder governance outreach in addition to recurring outreach regarding quarterly results and company performance. Feedback from stockholders is shared with the Board and applicable Committees periodically. Governance outreach discussions with our stockholders generally include our Chief Executive Officer (“CEO”) and management representatives from Investor Relations, Human Resources and the office of the General Counsel and Corporate Secretary. Discussions are primarily focused on corporate governance, executive compensation and certain business sustainability matters, including topics discussed in our Corporate Sustainability and Social Report. In addition to our governance outreach and regularly quarterly outreach, we also meet with existing and potential investors to discuss the company's operations and strategy.

Recent Engagement
In addition to holding regular proactive outreach sessions, throughout the past year we have had additional dialogue with several investors at their request. These discussions have often included, or been conducted directly with, the Chair of the Board, and focused on company performance, strategy and leadership of the Company and the Board.
As a result of this engagement during 2024, we entered into a Cooperation Agreement with shareholders affiliated with Third Point LLC (together with its affiliates, "Third Point") and Saddle Point Management, L.P. (together with its affiliates, "Saddle Point") pursuant to which Messrs. Seboldt, Smith and Windom were appointed the Board and are nominated for election at the Annual Meeting.

Corporate Governance Highlights

✓	Annual election of all directors	✓	Strong Guidelines on Significant Governance Issues
✓	Directors elected by majority voting	✓	Annual evaluation of the Board, Committees and individual directors
✓	Independent Chair of the Board	✓	New director searches focused on key skills for the Company's long-term strategic plan
✓	Approximately 91% of our director nominees are independent	✓	Board policy on CEO succession planning
✓	All NYSE required Board committees consist solely of independent directors	✓	Policies prohibiting hedging and (unless certain stringent requirements are met) prohibiting pledging for all employees and directors
✓	Regular executive sessions of independent directors	✓	Robust stock ownership guidelines for directors and Executive Officers
✓	Proxy Access right for up to 20 person groups of stockholders owning 3% of our stock for 3 years to nominate up to 20% of our Board	✓	Direct oversight by the Nominating and Corporate Governance Committee of development and communication of business sustainability matters
✓	Right for stockholders of 10% or more of the Company's stock to call a special meeting	✓	Average tenure of 3.7 years for our director nominees

Proposal 2	Board Recommendation
Advisory vote to approve the compensation of the Company’s named executive officers.	The Board recommends a vote FOR this Proposal See page 18
Executive Compensation Highlights
Our compensation programs continue to center on a pay for performance philosophy. Compensation actions in 2023 were directly aligned with this philosophy to ensure our leadership’s interests are aligned with those of our stockholders. As company performance lagged, compensation for our executive officers also significantly declined. Notably for 2023, our executive officers did not receive any payout for short-term incentive awards or any payout for long-term performance-based awards. Furthermore, awards for executives in role transition were thoughtfully designed to provide market appropriate levels of compensation.
The following table summarizes the compensation elements provided for our Named Executive Officers ("NEOs") in 2023:

Element	Purpose	Metrics
Base Salary	Fixed annual cash compensation to attract and retain executives	Established after review of base salaries of executives of companies in our peer group and the performance of each executive officer
Short-Term Incentive ("STI")(1)	Performance-based, variable pay that delivers cash incentives when executives meet or exceed key financial and operating targets	• • •
1/3 Enterprise Comparable Store Sales
1/3 Enterprise Operating Income
1/3 Free Cash Flow If all financial objective thresholds achieved, payouts modified up to +/- 5 percentage points based on achievement of individualized, functional diversity, equity and inclusion ("DEI") related goals

Long-Term Incentive ("LTI")	Performance- and service-based equity compensation to reward executives for a balanced combination of meeting or exceeding key financial and operating targets and creating long-term shareholder value	50% Performance-based Restricted Stock Units ("PSUs")
25% Time-based Restricted Stock Units ("RSUs")
25% Nonqualified stock options
(1) Enterprise Comparable Stores Sales represents revenue generated by stores, branches and e-commerce in 2023 relative to the revenue generated by stores, branches and e-commerce in 2022, including locations open for 13 complete accounting periods and excluding sales to independently owned Carquest locations. Free Cash Flow represents the amount of cash the Company generates from operations less purchases of property and equipment.

2023 Performance Plan Payouts

2023 Short-Term Incentive Plan Payout
	Threshold	Target	Maximum
Enterprise Operating Income	x			0%
Enterprise Comparable Store Sales	x
Free Cash Flow	x

2021-2023 Long-Term Incentive Plan Payout
	Threshold	Target	Maximum
Relative Total Shareholder Return	x			0%
For additional information about 2023 results achieved and corresponding plan payouts, please see the discussion beginning on page 19 in Compensation Discussion & Analysis ("CD&A").
Strong Compensation Governance

STOCKHOLDER FRIENDLY PRACTICES WE EMPLOY		STOCKHOLDER UNFRIENDLY PRACTICES WE AVOID
✓	Pay for Performance with rigorous objective financial and operational metrics that are closely tied to our success and delivery of stockholder value	✗	Excise tax gross ups for Change in Control payments
✓	Incentive Compensation Clawback Policy	✗	Repricing or exchange of underwater stock options
✓	“Double Trigger” vesting	✗	Dividends on unearned annual performance-based equity awards
✓	Robust Stock Ownership Guidelines	✗	Hedging
✓	Independence requirements for our Compensation Consultant	✗	Pledging unless certain stringent requirements are met
For a detailed discussion of our executive compensation program, including the correlation to our comprehensive strategic plan focused on creating long-term stockholder value, please see CD&A beginning on page 19.

Proposal 3	Board Recommendation
Ratification of the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2024	The Board recommends a vote FOR this Proposal See page 51

Proposal 4	Board Recommendation
Approval of an amendment to our restated certificate of incorporation to eliminate or limit the personal liability of officers to the extent permitted by recent amendments to the Delaware General Corporation Law	The Board recommends a vote FOR this Proposal See page 54

v

Table of Contents

Proposal No. 1 Election of Directors	1	Framework for Executive Compensation	26
Nominees for Election to Our Board	2	Other Compensation and Benefit Programs	26
Corporate Governance	8	Compensation Committee Report	30
Overview	8	Compensation Program Risk Assessment	31
Board Composition and Refreshment	8	Additional Information Regarding Executive Compensation	32
Nominations for Directors	8	Summary Compensation Table	32
Board Independence and Structure	9	Grants of Plan-Based Awards in 2023	34
Board's Role in Risk Oversight	12	Outstanding Equity Awards at 2023 Fiscal Year End	36
Board Evaluation	12	Option Exercises and Stock Vested in 2023	37
Stockholder and Interested Party Communications with our Board	12	Non-Qualified Deferred Compensation for 2023	37
Code of Ethics and Business Conduct	13	Potential Payments Upon Termination of Employment or Change in Control	38
Code of Ethics for Finance Professionals	13	CEO Pay Ratio	40
Insider Trading Policy	13	Pay Versus Performance	40
Related Party Transactions	13	Information Concerning our Executive Officers	44
Succession Planning	14	Security Ownership of Certain Beneficial Owners and Management	46
Director Compensation	15	Stock Ownership Guidelines for Directors and Executive Officers	48
2023 Director Summary Compensation	15	Delinquent Section 16(a) Reports	49
Directors' Outstanding Equity Awards at 2023 Fiscal-Year End	16	Equity Compensation Plan Information	49
Proposal No. 2 Stockholder Advisory Vote to Approve the Compensation of the Company's Named Executive Officers	17	Proposal No. 3 Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2024	50
Compensation Discussion and Analysis	18	Proposal No. 4 Approval of Amendment to Our Restated Certificate of Incorporation to Eliminate or Limit the Personal Liability of Officers to the Fullest Extent Permitted by the Delaware General Corporation Law	53
Executive Summary	18	Other Matters	55
Compensation Governance	26	Appendix A - Amendment to Restated Certificate of Incorporation	A-1

Note:  Unless otherwise indicated in the text, any reference to a year is intended to refer to the Company’s fiscal year of the same date as described in the Company’s 2023 Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 12, 2024 (the "2023 Form 10-K").

Proposal No. 1
Election of Directors
At the 2024 annual meeting of stockholders (the "Annual Meeting"), you will vote to elect as directors the eleven nominees listed below to serve until our 2025 annual meeting of stockholders or until their respective successors are elected and qualified. Our Board has nominated Carla J. Bailo, John F. Ferraro, Joan M. Hilson, Jeffrey J. Jones II, Eugene I. Lee, Jr., Shane M. O'Kelly, Douglas A. Pertz, Thomas W. Seboldt, Gregory L. Smith, Sherice R. Torres and A. Brent Windom for election as directors. All of the nominees are current members of our Board. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a director if elected. None of the nominees to our Board has any family relationship with any other nominee or with any of our executive officers. The Board does not have any vacancies.
The persons named as proxies in the accompanying form of proxy have advised us that at the Annual Meeting, unless otherwise directed, they intend to vote the shares covered by the proxies FOR the election of the nominees named above. If one or more of the nominees are unable to serve, or will not serve, the persons named as proxies may vote for the election of any substitute nominees that our Board may propose. The persons named as proxies may not vote for a greater number of persons than the number of nominees named above. Our by-laws provide that a nominee for director in an uncontested election must receive a majority of the votes cast at the Annual Meeting for the election of that director in order to be elected. If a nominee for director who is an incumbent director is not elected and no successor has been elected at the Annual Meeting, the director is expected to tender his or her resignation from the Board contingent on acceptance of such resignation by the Board.

Nominees for Election to Our Board
The following information is provided about our nominees for director effective as of the record date, March 25, 2024 (the "Record Date").
CARLA J. BAILO Independent
President and Chief Executive Officer, ECOS Consulting, LLC

Age: 63 Director Since: August 2020 Committee: Audit; Nominating and Corporate Governance Other Current Public Company Boards: SM Energy Company Vesuvius plc
Key Experience and Skills
With an accomplished career in the automotive industry, including several leadership roles in both corporate and academic settings, Ms. Bailo brings a unique and valuable point of view to our Board. She also has significant experience in the environmental sustainability space and brings a differentiated perspective on business sustainability matters to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Ms. Bailo is currently the President and Chief Executive Officer of ECOS Consulting, LLC, an energy efficiency solutions provider, a position she has held since 2014. Ms. Bailo also served as the President and Chief Executive Officer of The Center for Automotive Research, an independent, non-profit research organization that engages with leaders in the global automotive industry to support technology advancements and improve the competitiveness of the U.S. automotive industry, from October 2017 to September 2022. Previously, Ms. Bailo served as Assistant Vice President, Mobility Research and Business Development of The Ohio State University, a public research university, from 2015 to October 2017. Prior to 2015, Ms. Bailo held various leadership roles with Nissan Motor Co. Ltd., a multinational automobile manufacturer, and began her career with General Motors Company, a multinational vehicle and financial services corporation. Ms. Bailo has served on the board of directors for SM Energy Company, a company engaged in hydrocarbon exploration, since October 2018, and on the board of directors for Vesuvius plc, an international ceramics company, since February 2023.

JOHN F. FERRARO Independent
Former Global Chief Operating Officer, Ernst & Young

Age: 68 Director Since: February 2015 Committee: Audit (Chair) Other Current Public Company Boards: International Flavors & Fragrances Inc. ManpowerGroup Inc.
Key Experience and Skills
Mr. Ferraro has extensive financial, corporate management, governance and public policy experience which enables him to assist the Board in identifying trends and developments that affect public companies. In addition, the Board benefits from his experience in the areas of marketing and the development of corporate strategy. He has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Mr. Ferraro served as our independent Lead Director from November 2015 to May 2016. Mr. Ferraro founded RP Intellectual Partners LLC, a successor to a part of Alpha Alpha Intellectual Partners LLC, in November 2022. He also served as Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry from February 2019 to July 2019. He served as Global Chief Operating Officer ("COO") of Ernst & Young ("EY"), a leading professional services firm, from 2007 to December 2014 and retired as a partner of EY at the end of January 2015. In addition, Mr. Ferraro served as a member of EY’s Global Executive Board for more than 10 years. Mr. Ferraro joined EY in 1976 and prior to his COO role he served in several senior leadership positions at EY, including Global Vice Chair Audit. Mr. Ferraro practiced as a Certified Public Accountant for 35 years. Mr. Ferraro has served as a director for ManpowerGroup Inc., a provider of workforce solutions, since January 2016, and for International Flavors & Fragrances Inc., a manufacturer of flavors and fragrances, since May 2015.

JOAN M. HILSON Independent
Chief Financial & Strategy Officer, Signet Jewelers Ltd.

Age: 64 Director Since: March 2022 Committees: Audit Finance (Chair) Other Current Public Company Boards: None
Key Experience and Skills
Ms. Hilson brings more than 35 years of finance experience and deep specialty retail experience to our Board. In her role as Chief Financial & Strategy Officer of Signet Jewelers, she has been integral to leading transformation on a strategy intended to drive profitable growth through innovation, capital management, real estate optimization and expansion of market share, which brings valuable perspective to our Board. She has been designated by the Board as an audit committee financial expert consistent with SEC regulations.

Professional Experience
Ms. Hilson has served as Chief Financial & Strategy Officer of Signet Jewelers, Ltd., the world's largest retailer of diamond jewelry, since March 2021, and she has served as Signet's Chief Financial Officer since April 2019. Prior to joining Signet, Ms. Hilson served as Chief Financial Officer of David’s Bridal Inc., a large specialty clothing retailer from 2014 to 2019; Executive Vice President and Chief Financial Officer and other executive financial leadership roles at American Eagle Outfitters, Inc., a lifestyle, clothing and accessories retailer from 2005 to 2012; and in several financial reporting, financial planning and merchandise planning positions at Limited Brands, Inc., a specialty retailer, including as Executive Vice President and Chief Financial Officer for Victoria’s Secret Stores division. Ms. Hilson served as the Controller of Sterling Jewelers (now Signet Jewelers) from 1985 to 1992. She began her career as an auditor at Coopers & Lybrand LLP, one of the oldest professional financial and consulting services firms in the United States (which subsequently merged with PricewaterhouseCoopers).

JEFFREY J. JONES II Independent
President and Chief Executive Officer, H&R Block, Inc.

Age: 56 Director Since: February 2019 Committees: Compensation (Chair); Nominating and Corporate Governance Other Current Public Company Boards: H&R Block, Inc.
Key Experience and Skills
Mr. Jones brings to the Board over 30 years of executive management, innovative leadership and operational excellence experience while holding key roles with top companies in the retail, consumer products, agency and technology industries. He has served as President and Chief Executive Officer of a leading tax services provider for nearly a decade, where he has had substantial experience with launching initiatives to drive traffic, brand affinity and loyalty. Additionally, his position as a director of another public company also enables him to share with the Board his experience with governance issues facing public companies.

Professional Experience
Mr. Jones is currently President and Chief Executive Officer of H&R Block, Inc., a global consumer tax services provider, a position he has held since October 2017. Prior to October 2017, Mr. Jones served as H&R Block’s President and Chief Executive Officer-Designate beginning in August 2017. Previously, Mr. Jones served as President, Ride Sharing at Uber Technologies Inc., an on-demand car service company, from September 2016 until March 2017 and Executive Vice President and Chief Marketing Officer at Target Corporation, a retail sales company, from April 2012 to September 2016. Prior to his time at Target Corporation, Mr. Jones held various executive and leadership roles related to sales, agency and marketing with iconic brands such as The Coca-Cola Company and The Gap, Inc. He has served as a director of H&R Block, Inc. since 2017.

EUGENE I. LEE, JR. Independent (Chair of the Board)
Former Chairman and Chief Executive Officer, Darden Restaurants, Inc.

Age: 62 Director Since: November 2015 Committee: Finance Other Current Public Company Boards: None
Key Experience and Skills
Mr. Lee’s prior experience as the Chief Executive Officer of a national group of chain restaurants provides him with strong insights into customer service and the types of management issues that face companies with large numbers of employees in numerous locations throughout the country. In addition, he brings experience in marketing, real estate, strategic planning and change management. His long tenured service on the boards of directors of RARE Hospitality International, Inc. and Darden Restaurants, Inc., as well as his temporary service as Interim Executive Chair of the Advance Auto Parts Board, have deepened his governance expertise and board leadership experience.

Professional Experience
Mr. Lee served as the President and Chief Executive Officer of Darden Restaurants, Inc. (“Darden”), the owner and operator of Olive Garden, LongHorn Steakhouse, Bahama Breeze, Cheddar’s Scratch Kitchen, Seasons 52, The Capital Grille, Eddie V’s and Yard House restaurants in North America, from February 2015 through January 2021. Previously, Mr. Lee served as Darden’s President and Interim Chief Executive Officer from October 2014 to February 2015, and President and Chief Operating Officer from September 2013 to October 2014. He served as President of Darden’s Specialty Restaurant Group from October 2007 to September 2013 following Darden’s acquisition of RARE Hospitality International, Inc., where he had served as President and a member of the Board of Directors since 2001. Mr. Lee served as a member of the Darden Board of Directors from February 2015 through September 2023.

SHANE M. O'KELLY
President and Chief Executive Officer, Advance Auto Parts, Inc.

Age: 55 Director Since: September 2023 Committee: None Other Current Public Company Boards: None
Key Experience and Skills
Mr. O'Kelly has served as our President and Chief Executive Officer and a member of our Board since 2023. Previously, Mr. O'Kelly was the Chief Executive Officer of HD Supply, Inc. ("HD Supply") where he improved operational execution, oversaw the transition of a distribution center network and delivered record sales and profit numbers. Mr. O'Kelly brings to the Board significant experience and leadership in the areas of general management, retail operations and strategic planning.

Professional Experience
Mr. O’Kelly joined Advance Auto Parts as President and Chief Executive Officer in September 2023. Prior to joining Advance, Mr. O’Kelly served as the Chief Executive Officer of of HD Supply, a national distributor and provider of maintenance, repair and operations (“MRO”) products and a wholly-owned subsidiary of The Home Depot, Inc. (the “Home Depot”), a leading home improvement retailer, from December 2020 to September 2023. From March 2018 through December 2020, Mr. O’Kelly served as Chief Executive Officer of Interline Brands, Inc., a leading national distributor and marketer of MRO products that was merged into Home Depot in December 2020. He previously served as Chief Executive Officer of PetroChoice Holdings, Inc., a leading national lubricant distributor, from June 2011 to March 2018, and as Chief Executive Officer of AH Harris & Sons, Inc., a specialty construction supply distributor, from January 2008 to June 2011. Mr. O’Kelly formerly served as a Captain in the U.S. Army.

DOUGLAS A. PERTZ Independent
Former President and Chief Executive Officer, The Brink's Company

Age: 69 Director Since: May 2018 Committee: Nominating and Corporate Governance (Chair) Compensation Other Current Public Company Boards: Vestis Corporation
Key Experience and Skills
Mr. Pertz has led several global companies as Chief Executive Officer over the past 20 years and throughout his career has guided multinational organizations through both operational turnaround and growth acceleration. Mr. Pertz’s leadership positions have honed his operational expertise in branch and route-based logistics, business-to-business services, channel and brand marketing and growth through acquisition.

Professional Experience
Mr. Pertz served as President and Chief Executive Officer of The Brink’s Company (“Brink’s”), the world’s largest cash management company including cash-in-transit, ATM services, international transportation of valuables, cash management and payment services, from June 2016 through May 2022. Prior to joining Brink’s, Mr. Pertz was the president and CEO of Recall Holdings Limited (“Recall”), a global provider of digital and physical information management and security services, from 2013 to 2016. Previously, Mr. Pertz served as Chief Executive Officer of several other public companies, including IMC Global, the predecessor company to The Mosaic Company, a mining and production company, and Culligan Water Technologies, Inc., a water systems treatment company. Mr. Pertz currently serves on the board of directors for Vestis as Vice Chairman. Mr. Pertz was a member of the Brink's board of directors from June 2016 to May 2023, including serving as Executive Chairman from May 2022 to May 2023. Additionally, Mr. Pertz has served on the board of directors of other public companies, including Recall, Nalco Holdings, The Mosaic Company, IMC Global and Bowater.

THOMAS W. SEBOLDT Independent
President, Seboldt Consulting Services LLC

Age: 57 Director Since: March 2024 Committee: Not yet assigned Other Current Public Company Boards: None
Key Experience and Skills
Mr. Seboldt has over three decades of service in the automotive industry. In particular, his deep experience in merchandising at O'Reilly Automotive, Inc. brings key experience in a focus area for the Company. He has also served in leadership roles on several prominent industry associations, which provides the Board with valuable insights on matters of particular importance in the aftermarket automotive industry.

Professional Experience
Mr. Seboldt is a seasoned executive in the automotive retail industry with over three decades of industry experience. Mr. Seboldt has been the President of Seboldt Consulting Services LLC, an automotive industry consulting firm, since January 2019. Previously, Mr. Seboldt spent the vast majority of his career with O’Reilly Automotive, Inc., an American auto parts retailer, from 1987 until November 2018, where he held several titles of increasing responsibility, including Vice President, Merchandising. Mr. Seboldt has also served on the board of prominent industry associations including the California Automotive Wholesalers’ Association (“CAWA”) and the Auto Care Association. During his tenure on the CAWA Board, Mr. Seboldt has served in a variety of positions, including President, Vice President, Executive Committee member and Treasurer.

GREGORY L. SMITH Independent
Executive Vice President, Global Operations and Supply Chain, Medtronic plc

Age: 60 Director Since: March 2024 Committee: Not yet assigned Other Current Public Company Boards: None
Key Experience and Skills
Mr. Smith brings deep expertise in supply chain to the Board, providing valuable insights in a key area of focus for the Company. His executive experience in multinational retail organizations, including organizations that serve both consumers and other businesses, brings valuable perspective to the Board.

Professional Experience
Mr. Smith is a proven supply chain expert with nearly 40 years of experience across a variety of industries. Mr. Smith currently serves as Executive Vice President, Global Operation and Supply Chain of Medtronic plc, a leading global healthcare technology company. Prior to joining Medtronic in 2021, Mr. Smith was Executive Vice President, Supply Chain of Walmart Inc., a multinational omni-channel retail corporation, from 2017 to 2021 and Senior Vice President, Global Operations of The Goodyear Tire and Rubber Company, a multinational tire manufacturer, from 2011 to 2016. Earlier in his career, Mr. Smith spent a decade with Conagra Foods, Inc., a consumer packaged goods company, where he served in several leadership positions, including Executive Vice President, Supply Chain. He previously held roles with United Signature Foods LLC and Aurora Foods Inc.

SHERICE R. TORRES Independent
Chief Marketing Officer, ChargePoint, Inc.

Age: 50 Director Since: September 2021 Committee: Compensation Other Current Public Company Boards: None
Key Experience and Skills
Ms. Torres has nearly 25 years of executive management experience with top companies in marketing, brand management, strategic planning and social responsibility. This deep experience in digital marketing is complemented by her experience with and commitment to enhancing diversity, equity and inclusion.

Professional
Ms. Torres has served as the Chief Marketing Officer of ChargePoint, Inc., a leading provider of networked hardware and software solutions for charging electric vehicles, since August 2023. Previously, Ms. Torres served as Chief Marketing Officer of Circle Internet Financial, LLC, a global internet finance firm, from January 2022 to August 2023. From November 2020 until January 2022, she served as Chief Marketing Officer of Novi, a division of Meta, a leading technology company, where she led all aspects of global marketing across Facebook's payment products. From August 2014 to May 2020, Ms. Torres served as Global Marketing Director for Google, Inc., a leading technology company, and from May 2020 to October 2020, she served as Global Inclusion Director for Google. Prior to 2014, Ms. Torres served in a variety of leadership roles at Viacom (now Paramount), a media and entertainment company, across consumer products, strategic planning and digital. She began her career in the change management consulting practice of Deloitte Touche Tohmatsu Limited, a multinational professional services provider. Ms. Torres also served on the board of directors of LogicMark, LLC, a seller of medical alert devices, from February 2022 to March 2023.

A. BRENT WINDOM Independent
President, Windom Consulting LLC

Age: 63 Director Since: March 2024 Committee: Not yet assigned Other Current Public Company Boards: None
Key Experience and Skills
Mr. Windom's deep automotive industry experience, including service as chief executive officer at multiple organizations, provides the Board with valuable insights. Mr. Window's expertise in operations, particularly in the automotive aftermarket, provide highly relevant subject matter expertise. He also brings experience in Canadian operations to the Board.

Professional Experience
Mr. Windom, 63, is an experienced automotive industry executive, having spent nearly four decades working in roles across the sector. Most recently, Mr. Windom has served as the President of Windom Consulting LLC, an executive consulting services business, since July 2021. From May 2019 to June 2021, Mr. Windom served as President and Chief Executive Officer of Uni-Select Inc., a leading automotive refinish, industrial coatings and automotive aftermarket parts distributor. Previously, Mr. Windom was President and COO of Canadian Automotive Group, Uni-Select’s Canadian business, from July 2017 to May 2019. Mr. Windom also served as president and Chief Executive Officer of Auto Plus | Pep Boys, a major U.S.-based distributor of automotive aftermarket parts and an aftermarket retailer, from February 2016 until July 2017, which was formed following Icahn Enterprises L.P.’s acquisition of Uni-Select USA, Inc. and Beck/Arnley Worldparts, Inc. Prior to joining IEH Auto Parts, Mr. Windom spent 10 years with Uni-Select, where he held positions of increasing responsibility including President and Chief Operating Officer, Uni-Select USA.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF OUR BOARD NOMINEES.

Corporate Governance
Overview
We believe that our strong corporate governance practices reflect our values and support our strategic and financial performance. The compass of our corporate governance practices can be found in our by-laws, our Guidelines on Significant Governance Issues and our Code of Ethics and Business Conduct, which were adopted by our Board to guide our Company, our Board and our employees (“associates”) and are available on our website at ir.advanceautoparts.com under "Governance." Each standing committee of the Board has a charter, available at ir.advanceautoparts.com under "Governance," that spells out the roles and responsibilities assigned to it by the Board. In addition, the Board has established policies and procedures that address matters such as risk oversight, stockholder and interested party communications with the Board, transactions with related persons, insider trading, executive officer succession planning and other matters. For additional information about corporate governance highlights, please see "Proxy Summary - Corporate Governance Highlights."

Board Composition and Refreshment
Of the eleven director nominees that compose our Board:

10 of 11 are independent	3 of 11 are diverse with respect to gender (3) or race/ethnicity (1)
Our directors possess a breadth of skills and depth of experience relevant to being able to provide effective oversight for the execution of the Company's agenda and creation of long-term value. For additional information about the skills, experiences and characteristics of our Board, please see "Proxy Summary - Director Skills, Core Competencies and Characteristics."
We believe the Board benefits from a balance of newer directors, who bring fresh perspectives, and longer serving directors, who have contributed to our strategy over time and have deep understanding of our operations. We continually assess the composition of the Board, including the Board's size and the diversity, skills and experience of our directors, to ensure continued alignment with the strategic direction of the Company. In 2024, in connection with engagement with shareholders Third Point and Saddle Point, the Board added three new directors to the Board with deep industry and operational expertise. The Board does not currently have any vacancies.

6 new directors have joined our Board in the past 3 years	3.7 years average tenure of our director nominees
Nominations for Directors
Identifying Director Candidates
The Nominating and Corporate Governance Committee is responsible for leading the search for and evaluating qualified individuals, including those of diverse backgrounds, to become nominees for election as directors. The Committee is authorized to retain a search firm to assist in identifying, screening and attracting director candidates. After a director candidate has been identified, the Committee evaluates each candidate for director within the context of the needs of the Board in its composition as a whole. The Committee considers such factors as the candidate’s business experience, skills, independence, judgment, diversity and ability and willingness to commit sufficient time and attention to the activities of the Board. At a minimum, recommended candidates for nomination must possess the highest personal and professional ethics, integrity and values, and commit to representing the long-term interests of our stockholders. Although the Board has not adopted a formal policy with regard to diversity (including, but not limited to, with respect to gender, race, ethnicity, sexual orientation, disability and age) in the composition of the Board, the Committee is committed to considering candidates of diverse backgrounds in every director search it leads and strives to compose a Board that reflects diverse viewpoints that will actively and constructively contribute to the Board’s discourse and deliberations.
2024 Cooperation Agreement
On March 11, 2024, we entered into the Cooperation Agreement with shareholders affiliated with Third Point and Saddle Point (collectively, the "Investor Group"). Pursuant to the Cooperation Agreement, and upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed each of A. Brent Windom, Gregory L. Smith and Thomas W. Seboldt (the "New Directors") as new independent members of the Board, effective March 11, 2024 and agreed to nominate each of the New Directors to stand for election at the Annual Meeting.

Pursuant to the Cooperation Agreement, the Investor Group has agreed to abide by certain standstill restrictions and voting commitments. The Cooperating Agreement also includes procedures regarding the replacement of any of the New Directors, a mutual non-disparagement provision and provisions permitting the Investor Group to meet periodically with the Board (once annually) and management (quarterly).
The Investor Group's right to participate in the selection of the replacement New Directors, the Company's obligations with respect to the appointment of such replacement New Directors, and the Investor Group's meeting rights with the Board and management are subject to the Investor Group beneficially owning a "net long position" of, or having aggregate net long exposure to, at least 50% of their "net long position" as of the date of the Cooperation Agreement. Certain provisions of the Cooperation Agreement, including the standstill and mutual non-disparagement provisions, will remain effective until the earlier of (i) 30 days prior to the deadline for the submission of stockholder nominations for the Company's 2025 annual meeting of stockholders and (ii) 150 days prior to the anniversary of the 2024 Annual Meeting.
Stockholder Recommendations for Director Candidates, Proxy Access and Universal Proxy Rules
The Nominating and Corporate Governance Committee will consider stockholder suggestions for nominees for directors. Any stockholder who desires to recommend a candidate for director must submit the recommendation in writing and follow the procedures set forth in our by-laws. Our by-laws require that a stockholder’s nomination be received by the corporate secretary not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. The notice should include the following information about the proposed nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of Company stock owned by the nominee and additional information required by our by-laws as well as any information that may be required by the SEC’s regulations. In addition, the stockholder providing the notice should provide his or her name and address as they appear on our books, the number and type of shares or other equitable interests that are beneficially owned by the stockholder and additional information required by our by-laws. The Committee does not evaluate any candidate for nomination as a director any differently solely because the candidate was recommended by a stockholder. A copy of our by-laws may be obtained by submitting a request to: Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws also are available on our website at ir.advanceautoparts.com under "Governance."
Additionally, our by-laws provide that a stockholder, or group of 20 or fewer stockholders, owning at least three percent of our outstanding shares continuously for at least three years may nominate candidates to serve on the Board and have those candidates included in our annual meeting materials. The maximum number of proxy access candidates that a stockholder or stockholder group may propose as nominees is the greater of (i) two or (ii) 20 percent of the Board. This process is subject to additional eligibility, procedural and disclosure requirements as provided in our by-laws, including the requirements that the nominee must be deemed to be independent under applicable stock exchange listing requirements and that notice of such nominations must be delivered to us neither later than 120 days nor earlier than 150 days prior to the first anniversary of the date on which we mailed the proxy statement for the preceding year’s annual meeting of stockholders.
As specified in our by-laws, if a stockholder intends to comply with the SEC's universal proxy rules and to solicit proxies in support of director nominees other than the Company's nominees, the stockholder must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act not less than 120 days nor more than 150 days prior to the first anniversary of the date of the preceding year's annual meeting.
Board Independence and Structure
Independence
Our Board reviews each director's independence at least annually with the assistance of the Nominating and Corporate Governance Committee and has determined that each of our directors other than Mr. O'Kelly is “independent” under the listing standards of the New York Stock Exchange (“NYSE”) because each of these individuals:
(1)    has no material relationship with us or our subsidiaries, either directly or indirectly, as a partner, stockholder or officer of an organization that has a relationship with us or our subsidiaries; and
(2)    satisfies the “bright line independence” criteria set forth in Section 303A.02(b) of the NYSE’s listing standards.
The Board determined that Mr. O'Kelly is not independent because he is employed as our President and Chief Executive Officer.
In the independence determination, the Board assessed the issue of materiality of any relationship not merely from the standpoint of each director or nominee, but also from that of persons or organizations with which the director or nominee may have an affiliation. Each director is required to keep the Nominating and Corporate Governance Committee fully and promptly informed as to any developments that might affect his or her independence.

Leadership Structure
Our Guidelines on Significant Governance Issues and by-laws allow the Board to combine or separate the roles of the Chair of the Board and the Chief Executive Officer. The Board regularly considers whether to maintain the separation of the roles of Chair and Chief Executive Officer. In the event that the Board chooses to combine these roles, or in the event that the Chair of the Board is not an independent director, our Guidelines on Significant Governance Issues provide for the selection of an independent Lead Director. Mr. Lee currently serves as the independent Chair of the Board. Although the Board believes this structure is appropriate under the present circumstances, the Board has also not adopted a policy on whether the roles of Chairman and Chief Executive Officer should be separated or combined because the Board believes that there is no single best blueprint for structuring Board leadership and that, as circumstances change, the optimal leadership structure may change.
The responsibilities of the independent Chair or independent Lead Director include participating in development of the Board’s agenda, as well as facilitating the discussions and interactions of the Board to ensure that every director's viewpoint is heard and considered. The Chair presides over meetings of the Board and, if independent, also over meetings of the independent directors. When the Chair is not independent, the independent Lead Director is expected to preside over meetings of the independent directors. Where an independent Lead Director exists, he or she also has the responsibility to act as principal liaison among the Chair, the Chief Executive Officer and the full Board.
Committees and Meetings
Our Board met seven times during 2023 and received periodic written updates from management throughout the year. Each incumbent director attended 75 percent or more of the total number of meetings of the Board and meetings of the committees of the Board on which he or she served during his or her tenure. Our Guidelines on Significant Governance Issues provide that our directors should attend annual meetings of stockholders, and all of our current directors who were serving at the time attended our 2023 annual meeting of stockholders and were available for questions from our stockholders. In accordance with applicable NYSE listing requirements, our independent directors hold regular executive sessions at which management, including the Chief Executive Officer, is not present. During 2023, these meetings were presided over by Mr. Lee, our independent Chair of the Board.
We currently have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which consists of entirely of independent directors in accordance with the listing standards of the NYSE and whose members satisfy the board committee qualification requirements of the NYSE and SEC, as well as a Finance Committee, which also consists entirely of independent directors. The following table sets forth the names of each current committee member, the number of times each committee met in 2023 and the primary responsibilities of each committee. From February 2023 through August 2023, we also had a Succession Committee, composed entirely of independent directors, to lead a search and evaluation of internal and external candidates for Chief Executive Officer.
AUDIT COMMITTEE

Members:	Primary Responsibilities
John F. Ferraro (Chair) Carla J. Bailo Joan M. Hilson Arthur L. Valdez Jr. Meetings in 2023: 11	•	monitors the integrity of our financial statements, reporting processes, internal controls and legal and regulatory compliance;
	•	appoints, determines the compensation of, evaluates and, when appropriate, replaces our independent registered public accounting firm;
	•	pre-approves all audit and permitted non-audit services to be performed by our independent registered public accounting firm;
	•	monitors the qualifications and independence and oversees performance of our independent registered public accounting firm;
	•	reviews, discusses with management and oversees the Company's information technology, cyberscurity risk and privacy exposures; and
•
reviews with management the implementation and effectiveness of the Company’s compliance programs, discusses guidelines and policies with respect to risk assessment and risk management and oversees our internal audit function.

COMPENSATION COMMITTEE

Members:	Primary Responsibilities
Jeffrey J. Jones II (Chair) Douglas A. Pertz Sherice R. Torres Meetings in 2023: 10	•	reviews and approves our executive compensation philosophy;
	•	annually reviews and approves corporate goals and objectives relevant to the compensation of the CEO and evaluates the CEO’s performance in light of these goals;
	•	determines and approves the compensation of our executive officers;
•
oversees our incentive and equity based compensation plans, reviews and approves our peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

	•	oversees development and implementation of the succession plans for executive management (other than the CEO), including identifying successors and reporting annually to the Board;
	•	oversees the Company’s executive compensation recovery (“clawback”) policy; and
	•	recommends to the Board compensation guidelines for determining the form and amount of compensation for outside directors.
NOMINATING and CORPORATE GOVERNANCE COMMITTEE

Members:	Primary Responsibilities
Douglas A. Pertz (Chair) Carla J. Bailo Jeffrey J. Jones II Meetings in 2023: 5	•	assists the Board in identifying, evaluating and recommending candidates for election to the Board;
	•	establishes procedures and provides oversight for evaluating the Board and management;
	•	oversees development and implementation of the CEO succession plan, including identifying the CEO's successor and reporting annually to the Board;
	•	develops, recommends and reassesses our corporate governance guidelines;
	•	reviews and recommends retirement and other policies for directors and recommends to the Board whether to accept or reject a director's resignation;
	•	reviews the development and communication of our business sustainability programs;
	•	evaluates the size, structure and composition of the Board and its committees; and
	•	establishes procedures for stockholders to recommend candidates for nomination as directors and to send communications to the Board.
FINANCE COMMITTEE

Members:	Primary Responsibilities
Joan M. Hilson (Chair) Eugene I. Lee, Jr. Arthur Valdez Jr. Meetings in 2023: 3 (established May 2023)	•	reviews and makes recommendations to the Board regarding the Company's financial policies, practices and strategies;
	•	reviews any significant changes to the Company's capital structure and financing arrangements;
	•	reviews the financial aspects of any proposed acquisition or divestiture;
	•	reviews and provides input to management in connection with development of the Company's financial plan; and
	•	reviews major banking relationships and lines of credit.
Our Board has adopted written charters for each committee setting forth the roles and responsibilities of each committee. Each of the charters is available on our website at ir.advanceautoparts.com under "Governance."

Board’s Role in Risk Oversight
One of our Board’s responsibilities is the oversight of the enterprise-wide risk management activities of the Company. Risk is inherent in any business, and the Board’s oversight, assessment and decisions regarding risks occur in the context of, and in conjunction with, the other activities of the Board and its committees that are comprised solely of non-management directors. As further described below, the Board, directly and through its committees, regularly engages in risk dialogue with management.
Our management retains primary responsibility for identifying risks and risk controls related to significant business activities and mapping those risks to our long-term strategy. On an annual basis, our management executes a comprehensive risk identification and analysis process and reports and discusses its findings with the Board. In addition to the comprehensive annual review, management provides regular updates to the Audit Committee, or as appropriate, the full Board, on risk exposure and mitigation efforts, as well as discusses any recommendations with respect to risk management.
Each committee of the Board is responsible for oversight of areas of risk related to its delegated responsibilities as follows, and each of the committees regularly reports on its discussions and activities to the Board:
•Audit Committee: financial reporting; capital structure and financial policies; independent audit; enterprise risk management process and assessment; Internal Audit; internal controls and compliance (including ethics hotline reporting); cybersecurity and data privacy
•Compensation Committee: compensation programs, policies and practices, including with respect to confirmation that they do not encourage unnecessary or excessive risk taking and the relationship between them and the relationship among our risk management policies and practices
•Nominating and Corporate Governance Committee: corporate governance; director candidate selection; Board and CEO succession; Board evaluation; business sustainability programs; related party transactions and potential conflicts of interest; insider trading; and political and charitable contributions
•Finance Committee: financial risk assessment and management; capital strategies; insurance programs

Board Evaluation
The Board recognizes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. Evaluations are designed to assess the qualifications, attributes, skills and experience represented on the Board and whether the Board, its committees and individual directors are functioning effectively.

Role of the Board The Board is responsible for annually conducting an evaluation of the Board and individual directors.	Role of the Board’s Committees The Nominating and Corporate Governance Committee coordinates each Committee's annual evaluation of its performance and reporting of the results to the Board.

2023 Evaluation Process
The evaluation process included live interviews with each director conducted by an independent third party, who compiled the results and discussed them with the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee. The results of the assessment were then reported to and discussed by the full Board.

Topics Addressed in 2023
Topics addressed in the evaluation process included, among others: the role and functioning of the Board and Board committees; Board oversight of and interaction with management, including recent management transitions; Board composition and refreshment; interpersonal dynamics of the Board and committees; diversity of the Board; qualifications of directors; Board committee structure and governance; and representation of stockholder interests.

Stockholder and Interested Party Communications with our Board
Any interested party, including any stockholder, who desires to communicate with our Board generally or directly with a specific director, one or more of the independent directors, our non-management directors as a group or our Chair of the Board, including on an anonymous or confidential basis, may do so by delivering a written communication to the Board, a specific director, the independent directors, the non-management directors as a group or to our Chair of the Board, c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: General Counsel. The general counsel will not open a communication that is conspicuously marked "Confidential" and is addressed to one or more of our independent directors, our non-management directors as a group or our Chair of the Board and will forward each such communication to the appropriate individual director or group of directors. Such communications will not be disclosed to the non-independent members of our Board or management unless so instructed by the independent or non-management directors.

Code of Ethics and Business Conduct
We expect all of our associates, our officers and our directors, and any parties with whom we do business to conduct themselves in accordance with the highest ethical standards. Accordingly, we have adopted a Code of Ethics and Business Conduct, which outlines our commitment to, and expectations for, honest and ethical conduct by all of these persons and parties in their business dealings. Our Code of Ethics and Business Conduct includes provisions with respect to the human rights standards for our company and those with whom we do business. Our associates, officers and directors are expected to review and acknowledge our Code of Ethics and Business Conduct annually. In addition, our associates and our officers are expected to participate in training on our Code of Ethics and Business Conduct on an annual basis. A complete copy of our Code of Ethics and Business Conduct is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics and Business Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Code of Ethics for Finance Professionals
We have also adopted a Code of Ethics for Finance Professionals to promote and provide for ethical conduct by our finance professionals, as well as for full, fair and accurate financial management and reporting. Our finance professionals include our principal executive officer, principal financial officer, principal accounting officer or controller and any other person performing similar functions. We expect all of these finance professionals to act in accordance with the highest standards of professional integrity, to provide full and accurate disclosure in any public communications as well as reports and other documents filed with the SEC and other regulators, to comply with all applicable laws, rules and regulations and to deter wrongdoing. Our Code of Ethics for Finance Professionals is intended to supplement our Code of Ethics and Business Conduct. A complete copy of the Code of Ethics for Finance Professionals is available at ir.advanceautoparts.com under "Governance." The Company will disclose within four business days any substantive changes in or waivers of the Code of Ethics for Finance Professionals granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website rather than by filing a Form 8-K.

Insider Trading Policy
Also related to our commitment to, and expectations for, honest and ethical business conduct and compliance with applicable laws, rules and regulations, we have adopted an Insider Trading Policy that governs purchases, sales and other dispositions of our securities, as well as the disclosure of material, nonpublic information about our Company, by our directors, officers and associates that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as Exhibit 10.39 to our Annual Report on Form 10-K for the year ended 2023.

Related Party Transactions
Pursuant to our Code of Ethics and Business Conduct and the Board’s policy with respect to related party transactions, officers and directors are required to disclose to the Chair of the Nominating and Corporate Governance Committee of the Board or to our general counsel any transaction or relationship that may create an actual or perceived conflict of interest. Pursuant to the Board’s policy, our general counsel’s office reviews such transactions or relationships and advises the Nominating and Corporate Governance Committee in the event that a transaction or relationship is determined to be a related party transaction. The Nominating and Corporate Governance Committee then reviews the transaction in light of the relevant facts and circumstances and makes a determination of whether to approve the transaction. In the case of a transaction involving a director, the Nominating and Corporate Governance Committee would also review the transaction to determine whether it might have an effect on the independence of the director. The Nominating and Corporate Governance Committee reports its conclusions and recommendations to the Board for its consideration.
In addition, our Guidelines on Significant Governance Issues require each director to disclose to the Board (or the Nominating and Corporate Governance Committee) any interest that he or she has in any contract or transaction that is being considered by the Board for approval. After making such a disclosure and responding to any questions the Board may have, the interested director is expected to abstain from voting on the matter and leave the meeting while the remaining directors discuss and vote on such matter.

On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires identification of Related Persons as defined by the Company's Related Persons Policy and requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The questionnaire is prepared and distributed by our general counsel’s office, and each director and executive officer returns the completed questionnaire to the general counsel’s office for review. Any related party transactions with directors or executive officers that have been identified through the processes described above are disclosed consistent with applicable rules and regulations; there were no such transactions during 2023.

Succession Planning
In light of the critical importance of executive leadership to our success and consistent with our Guidelines on Significant Governance Issues, the Board has adopted a chief executive officer succession planning process that is led by the Nominating and Corporate Governance Committee. The Guidelines on Significant Governance Issues and the Nominating and Corporate Governance Committee Charter provide that the Nominating and Corporate Governance Committee is charged with the responsibility of developing a process for identifying and evaluating candidates to succeed the Chief Executive Officer and to report at least annually to the Board on the status of the succession plan, including issues related to the preparedness for the possibility of an emergency situation involving senior management and assessment of the long-term growth and development of the Chief Executive Officer, and identifying the Chief Executive Officer's successor. The Compensation Committee is charged with overseeing non-CEO succession planning. Our Guidelines on Significant Governance Issues also provide that in the event the Board undertakes to name a successor to the Chief Executive Officer, the independent directors shall name a Succession Committee to identify, assess and make recommendations to the Board regarding candidates for that position. From February 2023 through August 2023, the Board had a Succession Committee, composed entirely of independent directors, to conduct a search and evaluation of internal and external candidates for Chief Executive Officer.

Director Compensation
Under our director compensation program, each non-management director receives annual compensation consisting of a combination of cash and equity based compensation. Management directors do not receive any additional compensation for services as a director. Each non-management director receives an annual retainer of $100,000 and additional applicable retainers or fees as set forth in the following paragraph.
Directors who chair Board committees receive additional retainer amounts annually for their committee chair responsibilities. The Audit Committee Chair receives $25,000, the Compensation Committee Chair receives $20,000, the Nominating and Corporate Governance Chair receives $17,500 and the Finance Committee Chair receives $17,500. The independent Board Chair (or the independent Lead Director in the event the Board Chair is not independent) receives an additional $200,000 annual retainer. Members of the Succession Committee, which included Jeffrey J. Jones II (Chair), Carla J. Bailo and John F. Ferraro, received $5,000 per month of service ($10,000 for the Chair) while such Committee was in service during 2023.
Each non-management director may elect to defer or receive all or a portion of his or her retainer amounts in the form of deferred stock units, or DSUs. Each DSU is equivalent to one share of our common stock. Dividends paid by us are credited toward the purchase of additional DSUs and are distributed together with the underlying DSUs. DSUs are payable in the form of common stock to participating directors over a specified period of time as elected by the participating director, or whenever their service with the Company ends, whichever is sooner.
In addition, each non-management director receives equity compensation valued at $165,000 per year as of the date of grant. The equity compensation is awarded annually in the form of DSUs, granted to directors shortly after the date of the annual stockholder meeting, and will be distributed in common shares after the director’s service with the Company ends. Board members who are appointed at any time other than at the annual meeting receive a prorated DSU award with a grant value based upon the number of months from their election date until the next annual stockholder meeting. The annual grant of DSUs may vest pro-rata based upon the number of months the director has served during the current term in the event that a director's service as a member of the Board ends before one year from the date of grant. On June 12, 2023, each non-management director serving at the time received 2,466 DSUs valued at $165,000 on the date of grant.
During 2023, the Board temporarily expanded the role of the Chair of the Board to serve as Interim Executive Chair of the Board to provide additional operational oversight and support to the management team in light of the Chief Executive Officer transition. The Compensation Committee, in consultation with F.W. Cook, designed the compensation for the Interim Executive Chair role to provide meaningful compensation while retaining the compensatory structure for independent directors. Although not performing executive duties, the expectations for devotion of time and variety of duties for the Interim Executive Chair role were significant. The Compensation Committee determined that the role would receive DSUs valued at $1,125,000 on a quarterly basis so long as the role existed, with the expectation that the role would cease after one quarter’s service following the appointment of a new Chief Executive Officer. Such amounts were benchmarked against, and established at less than the pro-rated annual median level, for a target annual long-term incentive award for a chief executive officer.

2023 Director Summary Compensation
Information provided in the following table reflects the compensation delivered to our non-management directors for 2023:

Name	Fees Earned or Paid in Cash(a)	Stock Awards(b)	Total
Carla J. Bailo	$130,000	$165,000	$295,000
John F. Ferraro	155,000	165,000	320,000
Joan M. Hilson	117,500	165,000	282,500
Jeffrey J. Jones II	180,000	165,000	345,000
Eugene I. Lee, Jr.	300,000	3,540,000	3,840,000
Douglas A. Pertz	117,500	165,000	282,500
Sherice R. Torres	100,000	165,000	265,000
Arthur L. Valdez Jr.	100,000	165,000	265,000

(a)Includes earned or deferred board and chair retainers for 2023. Each of Messrs. Seboldt, Smith and Windom were appointed to the Board in March 2024 and received no compensation during 2023.
(b)Represents the grant date fair value of DSUs granted during 2023. The grant date fair value is calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 ("ASC Topic 718") based on the closing price of the Company’s stock on the date of grant. For additional information regarding the valuation assumptions of these awards, refer to Note 15 of the Company’s consolidated financial statements in the 2023 Form 10-K filed with the SEC on March 12, 2024. These amounts reflect the aggregate grant date fair value. Mr. Lee received compensation for three quarters of service as Interim Executive Chair of the Board as described in the text above.

Directors’ Outstanding Equity Awards at 2023 Fiscal-Year End
The following table provides information about the equity awards outstanding as of the end of our last fiscal year for our non-management directors who served during fiscal 2023.

Name	Outstanding Deferred Stock Units (#)
Carla J. Bailo	5,066
John F. Ferraro	16,412
Joan M. Hilson	3,525
Jeffrey J. Jones II	7,555
Eugene I. Lee, Jr	66,040
Douglas A. Pertz	9,796
Sherice R. Torres	3,859
Arthur L. Valdez Jr.	5,066

Proposal No. 2
Stockholder Advisory Vote to Approve the Compensation
of the Company's Named Executive Officers

At the 2023 Annual Meeting of Stockholders, 90.9% of the shares voted were cast in support of our compensation program for executive officers. We encourage you to review the CD&A section of this Proxy Statement and vote to approve the compensation of our named executive officers as disclosed therein and in the accompanying tables and narrative discussion contained in this Proxy Statement. We are providing this opportunity to vote on the compensation of our named executive officers as required by Section 14A of the Securities Exchange Act of 1934. Although your vote is advisory and not binding on our Board, our Compensation Committee or the Board will carefully consider the voting results and take them into consideration when making future decisions regarding executive compensation policies and procedures. We generally hold a say-on-pay vote annually, and it is expected that the next say-on-pay vote will occur at the 2025 annual meeting of stockholders.
Our executive compensation programs have played a key role in our ability to attract and retain a highly experienced, successful team to manage our Company and drive strategic and financial results for our stockholders. We believe our executive compensation programs are well structured to further our business objectives and support our culture. We believe that our compensation programs help further engage our workforce and position us to deliver strong results for our stockholders, our customers and the communities in which we operate.
We believe our executive compensation programs strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:
•The compensation of our executives is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation;
•Our compensation programs are substantially tied into our key business objectives and the success of our stockholders. If the value we deliver to our stockholders declines, so does the value of the compensation we deliver to our executives;
•We maintain high levels of corporate governance oversight over our executive pay programs;
•We closely monitor the compensation programs and pay levels of executives from companies of similar size and complexity to help ensure that our compensation programs are within the norm of a range of market practices; and
•Our Compensation Committee, in conjunction with our Nominating and Corporate Governance Committee and senior management, engages in a talent review process annually to address succession and executive development for our Chief Executive Officer and other key executives.
The Board strongly endorses our executive compensation programs and recommends that our stockholders vote in favor of the following resolution:
"RESOLVED, that the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the "Compensation Discussion and Analysis," compensation tables and narrative discussion contained in this Proxy Statement, is hereby APPROVED."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL ON AN ADVISORY BASIS OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

Compensation Discussion and Analysis
Executive Summary
Pay for Performance Philosophy and Alignment
We promote a culture based on ownership and accountability, and a critical component of that is a compensatory framework that pays for performance. We hold our executives accountable for delivering results by closely linking the metrics of our incentive plans to our annual operating plan and delivery of strong relative shareholder return.
Overview of Business Performance and 2023 Compensation
In 2023, we did not achieve several of our operational objectives and saw significant deterioration of our share price. We acted with a sense of urgency to stabilize the business and position the Company to return to profitable growth, but our full year financial results were well below our expectations.

The amount of compensation realized by our executives heavily depends on our performance. Based on our 2023 performance, executive officers are receiving no payout from the short-term incentive compensation plan for 2023. Based on relative Total Shareholder Return performance from 2021 – 2023, performance shares did not vest in March 2024. Our long-term incentive structure also issues to our executives time-based restricted stock, which has significantly declined in value, and stock options, for which all exercise prices are currently significantly below market value.
Consistent Alignment Between Performance and Compensation
The below charts depict historical achievement of key operational and long-term objectives, demonstrating significant variances in executive compensation based on business performance. For additional information about how we select plan metrics and determine performance level goals, see “—Short-Term Incentive Compensation” and “—Long-Term Incentive Compensation.”

Historical Short-Term Incentive Program Payouts*

Historical Long-Term Incentive Program Payouts

Shareholder Support of Executive Compensation Program
We evaluate our pay practices and executive compensation program annually. We value the feedback of our stockholders, and in addition to considering the prior year’s say-on-pay voting results, we proactively engage in outreach with many of our stockholders to solicit their input on a wide range of topics, including executive compensation. We consider any feedback provided by our stockholders, including the prior year’s say-on-pay results and the advice of our compensation consultant with respect to current peer practices, broader market trends and best practices as we determine how to best incentivize and reward executive performance.

At our 2023 Annual Meeting of Shareholders, 90.9% of the votes cast approved our executive compensation program.
2023 Leadership Changes
As described further herein, we had several transitions in top leadership positions during 2023, including:

(a) Chief Executive Officer;

(b) Chief Financial Officer, including service of an Interim Chief Financial Officer; and

(c) Other Executive Leadership Changes, including re-allocation of certain responsibilities and elimination of one position, intended to better structure and streamline the organization to deliver improved operational performance.

The Board took decisive action to identify and recruit a new Chief Executive Officer with the skills and experience required for the Company’s current operational challenges and provided critical oversight with respect to the transition of the Chief Financial Officer role. For all executives experiencing transition in roles during 2023, the Compensation Committee of the Board thoughtfully designed their compensation structures to provide market appropriate pay and incentive opportunities. The key compensatory elements associated with these transitions are described in “—2023 Leadership Changes and Related Compensatory Decisions.”
2023 Named Executive Officers
This “Compensation Discussion and Analysis” section describes how we compensate our executive officers and specific compensatory decisions and outcomes for 2023. Our named executive officers (or “NEOs”) for 2023 were:

Shane M. O’Kelly	President, Chief Executive Officer (from September 11, 2023)
Thomas R. Greco	Former President, Chief Executive Officer (through September 10, 2023)
Ryan P. Grimsland	Executive Vice President, Chief Financial Officer (from November 27, 2023)
Anthony A. Iskander	Interim Chief Financial Officer (from August 18, 2023, through November 26, 2023), Senior Vice President, Finance and Treasurer
Jeffrey W. Shepherd	Former Executive Vice President, Chief Financial Officer (until August 18, 2023)
Herman L. Word, Jr.	Executive Vice President, U.S. Stores and Independents
Tammy M. Finley	Executive Vice President, General Counsel and Corporate Secretary
Stephen J. Szilagyi	Executive Vice President, Supply Chain
Robert B. Cushing	Executive Vice President, Professional*
Jason B. McDonell	Former Executive Vice President, Merchandising, Marketing and e-Commerce (until December 1, 2023)
* Mr. Cushing is still a senior executive in the organization but ceased serving as an executive officer following re-allocation of certain responsibilities effective April 13, 2023.
Overview of Executive Compensation Program
We have designed our executive compensation program to accomplish the following:

(a) Competitive total target direct pay to retain key executive talent;

(b) Achievement of short-term operational objectives of our business;

(c) Creation of long-term shareholder value; and

(d) Alignment between pay and performance.

Our executive compensation program comprises of three principal elements: base pay, short-term incentive compensation (“STI”) and long-term incentive compensation (“LTI”) that support the achievement of these goals.

The following table provides an overview of each element of our executive compensation program.

Fixed Compensation	Variable Compensation	
Element	**Base Pay**	**STI**	**LTI**
Key Characteristics	Cash salary	Annual cash incentive: 100% key financial metrics*	Three-year equity incentive: - 50% performance-based restricted stock units ("PSUs") - 25% time-based restricted stock units ("RSUs") - 25% non-qualified stock options
Why We Use It	Provide competitive pay versus market	Link pay to performance by aligning the achievement of short-term operational objectives of our business to annual compensation	Link the largest portion of executive compensation to the creation of long-term shareholder value and promote retention of key talent
How We Set It	- Scope and complexity of role - Market data - Individual contributions to business outcomes - Internal pay equity based on talent retention and succession planning	**Individual Opportunity Levels**: - Based on job grade and target opportunity informed by market data **Plan Metrics and Targets**: - Evenly weighted metrics including measures for sales (comparable store sales), profitability (operating income) and cash flow (free cash flow) - Directly linked to the company's annual operating plan	**Individual Opportunity Levels**: - Scope and complexity of role - Market data - Individual contributions to business outcomes - Talent retention and succession planning **Plan Metrics and Targets**: - Single metric to incentivize delivery of strong relative total shareholder return ("RTSR")
How It Pays Out	Bi-weekly in cash according to our regular payroll procedures	Annual cash payout based on the achievement of performance metrics	**PSUs**: three-year cliff vesting of common shares based on three-year achievement of performance metrics **RSUs**: three-year ratable vesting of common shares **Options**: three-year ratable vesting of stock options
Link to Company Performance and Shareholder Value	Retention and attraction of top talent capable of developing, executing and leading our business strategy	Directly aligns to, and varies with, company annual performance levels	Aligns interests to those of shareholders and drives long-term focus and retention - Value of earned PSUs and RSUs is aligned with our absolute TSR during the performance/vesting periods - Options reward stock price appreciation

* All financial metrics need to achieve at least threshold levels of performance for DEI modifier to apply to STI payout. Payout modified (+/- up to 5 percentage points) based on achievement against individual diversity, equity and inclusion ("DEI") goals, if applicable.

2023 Leadership Changes and Related Compensatory Decisions
Chief Executive Officer
In February 2023, Thomas R. Greco announced his planned retirement from the Company. In consideration of his upcoming cessation of service, and to further motivate Mr. Greco to remain focused on and deliver against important operational objectives of the Company, the Compensation Committee adopted a 2023 long-term incentive award that aligned to these objectives for Mr. Greco as follows:

	2022	2023	Rationale
Target Level:	$6,500,000	$3,000,000	Lower target level chosen in consideration of expected retirement
Vehicle Mix:	50% PSUs; 25% RSUs; 25% options	100% PSUs	Align focus to key metric of operating income (to be achieved while still in role); settle in shares to further align interests with shareholders
Metrics:	Three Year Relative Total Shareholder Return	One Year Operating Income*
*The vesting schedule was the latter of the end of the one-year performance period or a transition period following Mr. Greco's retirement.

The target levels of the PSU award were aligned to those of the 2023 STI program, further outlined below, and since the threshold level was not achieved, no shares settled to Mr. Greco from this award. Upon the appointment of a new CEO in September 2023, Mr. Greco stepped down from the President and CEO role but remained an employee of the Company serving in an advisory capacity throughout 2023.

In September 2023, Shane M. O’Kelly joined the Company as President and Chief Executive Officer. The elements of Mr. O’Kelly’s 2023 compensation are described below:

Component	Description	Rationale
Base Salary	$1,125,000	Market competitiveness
2023 STI program	Not eligible to participate until 2024	Joined substantially into the performance period
2023 LTI program
One-time cash bonuses*	•$1,000,000 upon hire •$500,000 on or prior to March 15, 2024 •$500,000 upon relocation to Raleigh, North Carolina no later than September 15, 2024	Designed to replace compensation foregone at Mr. O’Kelly’s prior employer and incentivize prompt relocation to the Company’s headquarters in Raleigh, North Carolina
One-time equity grants	•78,982 RSUs •150,000 stock options (each vesting ratably over three years, subject to continued employment)
RSUs to replace the value of awards forfeited by Mr. O’Kelly for leaving his prior employer and create strong initial alignment with shareholders.

Options granted in lieu of a 2023 LTI grant to provide a pro-rata, long-term incentive award for the portion of 2023 during which Mr. O’Kelly served as President and CEO; since he joined substantially into the performance period, the Committee determined stock options (which have no value unless stock price increases) were more appropriate than the standard vehicle mix for LTI.

Other compensation*	Relocation and commuting benefits until Mr. O’Kelly relocates to Raleigh, North Carolina (see “—Summary Compensation Table)	Accommodate an appropriate transition time from Mr. O’Kelly’s prior place of residence
* Subject to repayment in part or full under certain separation circumstances before the first and second anniversaries of the payment dates
Chief Financial Officer
In August 2023, Jeffrey W. Shepherd, the Company’s former Executive Vice President, Chief Financial Officer separated from the Company. Such separation triggered termination without cause payment pursuant to his employment agreement with the Company. See “—Summary Compensation Table” and “—Termination and Change of Control Table” for additional information about amounts paid pursuant to Mr. Shepherd’s employment agreement.

In August 2023, Anthony A. Iskander became the Interim Chief Financial Officer, Senior Vice President, Finance and Treasurer. Compensatory decisions associated with Mr. Iskander’s assignment and service as Interim Chief Financial Officer are described below:

Component	Description	Rationale
Base Salary	$406,000	Market competitiveness
Additional Monthly Stipend	$25,000 per month of service as Interim CFO and three-month transition period thereafter
Approximates the monthly difference between median CFO base salary and Mr. Iskander’s current base salary; stipend provided to compensate for additional responsibilities of Interim CFO role and onboarding of the full-time CFO during the transition period

One-time equity grant	$500,000 RSUs
Promote retention and compensate for additional responsibilities of Interim CFO role; level of award approximated the average of the 25th and 50th percentiles of annual LTI levels for CFOs in the Company’s peer group, less what Mr. Iskander had received to-date in LTI for 2023, prorated for six months of anticipated service

On November 27, 2023, Ryan M. Grimsland joined the Company as Executive Vice President, Chief Financial Officer and Mr. Iskander ceased being an executive officer, continuing service in his role as Senior Vice President, Finance and Treasurer. The elements of Mr. Grimsland’s 2023 compensation are described below:

Component	Description	Rationale
Base Salary	$675,000	Market competitiveness
2023 STI program	Not eligible to participate until 2024	Joined substantially into the performance period
2023 LTI program
One-time cash bonuses*	$750,000	Designed to replace compensation foregone at Mr. Grimsland’s prior employer
One-time equity grants	•$1,600,000 RSUs •$400,000 stock options (each vesting ratably over three years, subject to continued employment)	To replace the value of awards forfeited by Mr. Grimsland for leaving his prior employer and create strong initial alignment with shareholders.
* Subject to repayment in part or full under certain separation circumstances before the first and second anniversaries of the payment dates
Other Leadership Changes
In April 2023, the Company and Robert B. Cushing, Executive Vice President, Professional, agreed to reassign portions of his responsibilities to other executives to further streamline field operations and support long-term succession planning. The transfer of such responsibilities contributed to certain compensatory decisions for other executive officers as further described in “—Components of Compensation.”

In November 2023, the Company reorganized parts of the executive leadership team and transitioned responsibilities for marketing, merchandising and e-commerce to other leaders, triggering separation without cause payment under the employment agreement with Jason B. McDonell, then Executive Vice President, Merchandising, Marketing and e-Commerce. See “—Summary Compensation Table” and “—Termination and Change of Control Table” for additional information about amounts paid pursuant to Mr. McDonell’s employment agreement.

Components of Compensation
Principles. Base salary is an integral part of our executive compensation program designed to provide a competitive, fixed rate of compensation. Base salary is paid in cash administered based on our regular payroll practices.

Methodology. The key factors considered when determining an executive’s base salary are the scope and complexity of the role, competitiveness with the market, individual contributions to business outcomes and talent retention.

2023 Decisions & Rationale. The table below shows and explains the annual adjustments made to base salaries for our NEOs for 2023:

NEO	2022 Base Salary	2023 Base Salary	Change (%)	Principal Rationale
Shane M. O’Kelly	N/A	$1,125,000	N/A	New hire; determined based on market competitiveness
Thomas R. Greco	$1,125,000	$1,125,000	—%	Salary competitive with market
Ryan M. Grimsland	N/A	$675,000	N/A	New hire; determined based on market competitiveness
Anthony A. Iskander	N/A	$406,000*	N/A	Assigned to executive officer role mid-2023; market competitiveness
Jeffrey W. Shepherd	$762,000	$762,000	—%	Salary competitive with market
Herman L. Word, Jr.	$575,000	$600,000	4.3%	Increased scope of role with transfer of certain responsibilities related to the Professional business
Tammy M. Finley	$495,000	$520,000	5.1%	Market competitiveness
Stephen J. Szilagyi	N/A	$550,000	N/A	New hire; determined based on market competitiveness
Robert B. Cushing	$645,000	$645,000	—%	Salary competitive with market
Jason B. McDonell	$575,000	$650,000	13.0%	Increased scope of role with new responsibilities related to inventory and availability
* In addition to his base salary, Mr. Iskander received a monthly stipend of $25,000 per month during his tenure as Interim Chief Financial Officer and a three-month transition period thereafter, which amount approximates the difference between the median annual salary of Chief Financial Officers among the Company’s peer group and Mr. Iskander’s annual salary of $406,000.

Short-Term Incentive Compensation
Principles. We provide opportunity to earn STI to link pay to performance by aligning the achievement of short-term operational objectives of our business to annual compensation and provide competitive overall compensation. We tie performance measures for our STI program closely to key targeted deliverables of our annual operating plan. STI is paid annually in cash based on achievement of the pre-determined metrics.

2023 Design & Methodology. While the overall design of our STI program for 2023 was largely unchanged from 2022, we updated one of the metrics used in the program, updated the structure of the payout curves and adjusted the DEI modifier.
Overall Program Design. The program consists of three equally weighted pre-established financial metrics coupled with an individual modifier ranging from +/- 5 percentage points for performance against pre-established DEI goals. Following discussion with F.W. Cook and management, the Compensation Committee determined that the financial metrics in the program continued to be the most appropriate measures of achievement of our operational goals for 2023. However, consistent with the Company’s decision to stop reporting non-GAAP financial measures in February 2023, the Compensation Committee replaced “Adjusted Operating Income” with “Operating Income” calculated in accordance with U.S. generally accepted accounting principles. The Compensation Committee also determined that for 2023, a narrower range of individual modification was appropriate considering the more advanced maturity of DEI initiatives at the Company. Additionally, for 2023, the modifier would only apply if threshold performance for all three financial metrics was achieved.

Metric	Rationale
Comparable Store Sales
As an aftermarket automotive retailer, a key measure of our performance is how much revenue our stores generate on a comparable, year-over-year basis. One of our key long-term strategic initiatives is to improve sales and profitability per store, and focusing annually on delivering positive comparable store sales is an important contributor to that initiative.

Operating Income
Operating income is a key profitability measure for our business. Through this metric, we seek to incentivize and reward short-term performance that contributes to long-term, sustainable improvements in the profitability of our business.

Free Cash Flow
An important pillar of our long-term strategy is to return cash to our stockholders. Our ability to do so depends on our generation of free cash flow, and we include free cash flow as an STI metric to measure and reward this key component of our strategy on an annual basis.

Determination of Targets. In general, we seek to align STI target levels to the targeted performance reflected in our annual operating plan. We believe this methodology focuses our team, including our executive officers, on delivering the goals of our annual operating plan and directly aligns their short-term, at-risk compensation to the performance of our business objectives. Using the target achievement levels as an anchor, the Compensation Committee then set maximum achievement levels as stretch goals that would require exceptional performance to payout and threshold achievement levels that would still encourage strong execution but would appropriately reflect risks to full achievement of 2023 operating targets. In 2023, the Compensation Committee decided to adopt a payout curve that would minimize payout variability around the target performance level, aligning payouts above target to exceptionally exceeding prior year performance. For all metrics, threshold payout required greater than prior year performance. The below further outlines specific considerations with respect to our 2023 annual operating plan targets, which equated target performance levels for our STI metrics.

	Comparable Store Sales	Operating Income	Free Cash Flow
2022 Actual Results	0.3%	$714.2 million	$298.2 million
2023 STI Target	2.5%	$923.0 million	$400.0 million
Rationale
2022 performance delivered incremental growth from exceptionally strong prior year performance. 2023 targeted level contemplated return to stronger year over year sales growth following targeted actions to improve availability and drive topline sales performance.

		Business plan built to deliver higher operating income year over year.	Business plan contemplated impact of investments in strategic initiatives and targeted stronger levels of cash flow than prior year
Mr. O’Kelly was not eligible for 2023 STI compensation but will have an STI target value of 150% of his base salary for 2024. Target STI compensation for each of our other NEOs was 85% of base salary, other than for Mr. Greco, who had a target of 150% of his base salary, and Mr. Iskander, who had a target of 65% of base salary given his position as Senior Vice President. These levels were determined in consideration of the scope and complexity of the role, market data versus the Company peer group and individual contributions to business outcomes.
2023 Potential v. Actual STI Payouts

Metric	Weight	Threshold (35% Payout)	Low (90% Payout)	Target (100% Payout)	High (110% Payout)	Maximum (200% Payout)	Payout
(0.3)%
Comparable Store Sales	1/3	0.0%	1.0%	2.5%	4.0%	5.5%	0%
$114.4
Operating Income	1/3	$812	$877	$923	$969	$1,087	0%
$43.7
Free Cash Flow	1/3	$300	$340	$400	$460	$560	0%

DEI Modifier. Each NEO had pre-established DEI goals among their individual objectives established at the start of the year. For 2023, the categories of goals applicable to each NEO remained unchanged. Each executive had six DEI goals as follows:

Representation Goals (4)	Inclusion Goals (2)
People of color – percentage of employees (1) across NEO’s function and (2) at management levels in NEO’s function	Participation in team member networks and events designed to promote and develop an inclusive culture
Women – percentage of employees (1) across NEO’s function and (2) at management levels in NEO’s function	Percentage of employees across NEO’s function and at management levels in NEO’s function involved in a team member network
Representation goals for 2023 were determined in consideration of the Company’s stated long-term DEI goal of increasing representation, including leadership representation, of women and people of color by 25% by 2026. Inclusion goals for 2023 were determined in consideration of building on strong performance from 2022. At the end of the performance period, management evaluated the degree of achievement across the six DEI goals for each executive officer. Since threshold performance was not achieved for each of the financial metrics, management did not recommend, and the Compensation Committee did not approve, any DEI modifiers for STI payouts.

Long-Term Incentive Compensation
Principles. LTI is intended to align the interests of our leadership, including our executive officers, with those of our shareholders. It is an important part of providing competitive overall compensation to our executives, promotes retention and helps balance focus between the shorter-term execution of operational priorities with longer-term objectives.

2023 Design & Methodology. The design of our LTI program for 2023 was unchanged from 2022.
Overall Program Design. LTI is awarded to executives annually with a three-year performance/vesting period, with the target value awarded divided as shown below and vesting generally subject to continued employment. 50% of our annual LTI awards to executives are issued in PSUs, whose value depends not only on the Company’s absolute TSR, but also on achievement against the long-term performance measure.

% of Target Award	Vehicle	Vesting	Rationale
50%	PSUs	If at all, at the end of a three-year performance period based on RTSR against the other companies in the S&P 500	Align a substantial portion of executive compensation entirely dependent upon delivery of sustainable, long-term total shareholder return
25%	RSUs	Ratably over three years	Further align the interests of our executives with those of our stockholders and retain key talent
25%	Stock options	Ratably over three years, with a 10-year term
Make a portion of executive compensation entirely contingent upon stock price appreciation and promote retention (while options provide a significant source of potential long-term value to individuals, vested options are generally cancelled 90 days following cessation of employment)

Determination of Targets. In determining the target performance level for the PSU component of our LTI in 2023, the Compensation Committee determined that target payout should only be achieved for above-median RTSR achievement versus companies in the S&P 500. It determined that maximum payout should only be achieved for extraordinary results delivering top quintile RTSR over the performance period, which it believed to be a significant stretch goal. The level for threshold payout was established such that the award would only pay out with significant improvement from RTSR performance for the prior three-year performance period. Importantly, even if RTSR exceeds the 55th percentile, payout will be capped at 100% of target in the event absolute total shareholder return is negative for the performance period.

	Prior Period Performance	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)
Three-year RTSR against the S&P 500	7th %ile	35th %ile	55th %ile	80th %ile

Each executive officers’ annual grant is made at a target value that depends on the scope and complexity of the role, market data and individual contributions to business outcomes. In consideration of the announcement of Mr. Greco’s intended retirement in 2023, the Compensation Committee increased the target LTI value for several executive officers to further incentivize executive officers’ focus on and commitment to the Company’s long-term performance while further retaining key executives during the Chief Executive Officer transition. The Compensation Committee made the following determinations with respect to target LTI value for our NEOs:

NEO	2022 Target LTI	2023 Target LTI	Change (%)	Principal Rationale
Shane M. O’Kelly	N/A	N/A	N/A	Mid-year hire; in lieu of a regular 2023 LTI award, Mr. O’Kelly received a sign-on equity award of 150,000 stock options
Thomas R. Greco	$6,500,000	$3,000,000	(53.9)%
Reduced size of target award in anticipation of cessation of service; provide meaningful incentive during Mr. Greco’s last year of service to focus on and deliver against a financial measure that will align with the long-term success of the organization

Ryan M. Grimsland	N/A	N/A	N/A	Near year-end hire
Anthony A. Iskander	N/A	$950,000 *	N/A	See explanation below
Jeffrey W. Shepherd	$1,600,000	$1,900,000	18.8%	Promote retention during Chief Executive Officer transition
Herman L. Word, Jr.	$800,000	$1,150,000	43.8%	Adjustment to $900,000 on account of increased responsibilities and market competitiveness; further adjusted to promote retention during the Chief Executive Officer transition
Tammy M. Finley	$750,000	$1,100,000	46.7%	Adjustment to $850,000 on account of market competitiveness; further adjusted to promote retention during the Chief Executive Officer transition
Stephen J. Szilagyi	N/A	$800,000	N/A	New hire; based on market competitiveness
Robert B. Cushing	$1,000,000	$1,000,000	0.0%	No adjustment given planned realignment of certain responsibilities to streamline field operations and support long-term succession planning
Jason B. McDonell	$900,000	$1,250,000	38.9%	Adjustment to $1,000,000 on account of increased responsibilities and market competitiveness; further adjusted to promote retention during the Chief Executive Officer transition
* Mr. Iskander became an executive officer on August 18, 2023. 2023 Target LTI represents annual award made for his prior, non-executive position, a one-time retention award granted to promote retention during the Chief Executive Officer transition and a one-time award granted in connection with his role assignment to Interim Chief Financial Officer. The amount granted in connection with this assignment represented the approximate average of the 25th percentile and 50th percentile of annual LTI levels for Chief Financial Officer based on the Company’s peer group, less what Mr. Iskander had received to-date in LTI, prorated for six months of service.

Although neither received a regular annual LTI award for 2023, Mr. O’Kelly’s target LTI value for 2024 will be $6,500,000 and Mr. Grimsland’s target LTI value for 2024 will be $1,600,000.

2023 Potential v. Actual LTI Payout

Our awards to executive officers made in 2021 depended solely on relative total shareholder return against companies in the S&P 500. Our relative TSR for the 2021-2023 performance period ranked below the threshold, and therefore no shares vested for the 2021 – 2023 performance period. The following depicts potential v. actual results achieved.

Metric	Weight	Threshold (35% payout)	Target (100% payout)	Maximum (200% payout)	Payout
7th percentile
RTSR	1/3	35th percentile	55th percentile	80th percentile	0%

Other Compensation and Pay Practices

Employment Agreements
We have employment agreements with each of our executive officers that outline the terms of their employment with us. Each employment agreement describes the base salary, STI and LTI opportunities of the executive. Each agreement is for a one-year term and automatically renews for successive one-year periods unless 90 days advance notice is provided. Our employment agreements include confidentiality, non-competition and non-solicitation obligations for our executive officers. The agreements also outline the compensation to which they are entitled in the event of death, disability, termination by the Company for Due Cause, termination by the Company other than for Due Cause, resignation by the executive for Good Reason, resignation by the executive without Good Reason and termination following a change in control. These terms are more fully described in “—Potential Payments Upon Termination or Change in Control Table.” We believe these various compensatory arrangements in the event of an executive’s severance are important to enabling attraction and retention of key executive talent and promote focus on achievement of long-term strategic objectives.
Other Compensation and Benefit Programs
Other than certain relocation benefits extended to Mr. O’Kelly in connection with his appointment as President and Chief Executive Officer, we do not offer any perquisites to our NEOs or benefits that are not available to or are available on different terms than they are available for, other team members. Our executive officers, including our NEOs, may participate in our broadly-offered employee benefit programs, including principally our 401(k) retirement savings plan, which is available to all team members over age 21 and provides a company match on employee deferrals; our deferred compensation plan, which enables all team members who are “highly compensated employees” (as defined in such plan) to defer up to 50% of base salary and 50% of short-term incentive compensation, with settlements in cash; and our deferred stock unit plan, which enables all senior and executive vice presidents to defer up to 50% of base salary, with settlements in company stock. In addition, executive officers and other team members are eligible for certain relocation benefits to facilitate moving to the Company's headquarters. For detailed information about deferrals made by NEOs into our deferred compensation plan and our deferred stock unit plan, see “—Non-Qualified Deferred Compensation for 2023."
Granting of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not grant stock options or similar awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement, and do not time the public release of such information based on stock option grant dates. Our annual grants of stock options are awarded on a predetermined date during an “open trading window.” The only grant of stock options or similar awards outside of this annual cycle has been to Mr. O’Kelly in connection with his hire, and such award was also made on a predetermined date during an “open trading window.” During the last completed fiscal year, we have not awarded options to any named executive officer during the period beginning four business days before and ending one business day after the filing of a period report on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Compensation Governance
Roles and Responsibilities
We reduce risks associated with executive compensation by employing strong governance and compensation practices. The Compensation Committee of our Board of Directors, which consists solely of independent directors, designs and oversees our executive compensation program and approves all aspects of compensation for each of our executives. None of our executives, including the CEO, participates in the discussions regarding their respective compensation.
The Compensation Committee receives advice from management and from an independent consultant, F.W. Cook, in performing this work. Our stockholders approve any equity-based plans for our executives, provide feedback on our practices and vote annually on our executive compensation program.

Management	•Develop business plans and strategy, which are then integrated into incentive plan design and used to establish performance goals
•CEO: determine other executive officers' objectives and review their performance
•Make recommendations with respect to executive officer compensation, incentive plan design and performance measures
Stockholders	•Vote annually on our executive compensation framework and practices
•Provide feedback to management on executive compensation through shareholder outreach
F.W. Cook	•Provide independent, expert advice regarding executive compensation matters directly to the Compensation Committee
•Analyze and make recommendations regarding the Company's peer group
•Provide competitive market data
•Assist with design of incentive plans and evaluation of pay practices, including associated risks
•Provide updates on regulatory matters related to executive compensation
Compensation Committee	•Determine compensation for executive officers
•Review and approve the Company's peer group used for executive compensation matters
•Approve executive officer employment, severance and/or change in control agreements
•Review, recommend to the Board and administer incentive plans applicable to executives
•Approve and oversee implementation of compensatory policies applicable to executive officers, such as the Incentive Clawback Policy and Stock Ownership Guidelines
•Make recommendations to the Board with respect to non-employee director compensation
Full Board of Directors	•Determine annual CEO objectives and annually review CEO performance
•Approve any incentive plans applicable to executive officers
•Approve all non-employee director compensation
•Receive regular reports from the Compensation Committee and share perspective where applicable
Role of Peer Group and Benchmarking
We use a group of similarly situated peer companies to help us evaluate the competitiveness of our executives’ compensation. On the whole, we aim to provide our executives with total target compensation that approximates the median among our peers, being mindful of the importance of competitiveness of pay and retention of talent. We do not target any particular benchmark level for any aspect of executive compensation, but rather seek to provide our executives with compensation that is well-balanced between long-term and short-term components. We also use our peer group to evaluate the market competitiveness of our incentive plans, broader pay practices and non-employee director compensation.
We select approximately 15 to 20 U.S.-based public companies in our and similar industries based on objective criteria, including net revenues (approximately one-third to three times our revenue), number of employees (approximately one-third to three times our employee population), market capitalization (approximately one-fourth to four and a half times our 12-month average market capitalization) and business similarity with respect to products, customers and/or operations, seeking a balanced representation of company size and endeavoring to promote year-over-year continuity where reasonable. We review our peer group annually. For 2023 our peer group consisted of the following:

Academy Sports & Outdoor, Inc.	Dollar Tree, Inc.	Tractor Supply Company
AutoZone, Inc.	Fastenal Company	Ulta Beauty, Inc.
Bath & Body Works, Inc.	Genuine Parts Company	W.W. Grainger, Inc.
CarMax, Inc.	LKQ Corporation	WESCO International, Inc.
Dick’s Sporting Goods, Inc.	O’Reilly Automotive, Inc.	Williams-Sonoma Inc.
Dollar General Corporation	Office Depot, Inc.
In August 2023, we reviewed our peer group again and our Compensation Committee, with advice of F.W. Cook, determined that the peer group was still appropriate and no further changes were needed.

Important Pay Practices
No Single-Trigger Vesting for Change in Control. We do not have any single trigger acceleration arrangement in the event of a change in control for any of our executive officers.
Incentive Compensation Clawback Policy. We maintain a policy that requires repayment of incentive compensation, including, among other types of compensation, short-term incentive cash compensation and performance-based equity awards, received by executives in the event of an accounting restatement in accordance with the listing standards of the New York Stock Exchange.
Stock Ownership Guidelines. To further align the interests of our officers and directors with those of our stockholders, all of our executive officers and directors are required to hold a certain value of our stock. All shares of common stock beneficially owned by the individual, as well as outstanding but unvested time-based restricted stock units, count towards the required thresholds; we do not consider the value of outstanding but unvested performance-based restricted stock units, vested or unvested stock options or any other type of derivative equity when determining whether an individual satisfies the ownership guidelines.

Position	Holding Requirement
Chief Executive Officer	6x base salary
Chief Financial Officer	3x base salary
Executive/Senior Vice President	2x base salary
Director (non-employee)	6x annual cash retainer
Individuals have five years following appointment or promotion into a role to meet the applicable ownership guideline, and until such guideline is satisfied, must retain at least 50% of all net equity that vests to them. We review our ownership guidelines at least annually, including each individual’s progress towards attaining the requisite ownership thresholds. All of our executive officers and directors are currently in compliance with our ownership guidelines.
Prohibited Pay Practices. We do not engage in practices that we believe would promote excessive risk taking, and we avoid compensatory programs or practices that we believe do not promote the best interests of our company and its stockholders.
•We do not reprice or exchange underwater stock options.
•We do not permit our employees or directors to hedge our stock, and we do not permit our stock to be pledged except in very limited circumstances with stringent requirements to be satisfied. We also do not permit hedging or pledging of any of our LTI awards.
•We do not permit certain of our employees, including our executive officers, or our directors to trade our stock outside of limited specified windows and only allow trading activity following pre-clearance procedures to ensure compliance with applicable regulatory requirements.
•We do not provide any meaningful perquisites or benefits to our executive officers. Our executives participate in the same benefits and retirement plans as our other employees.

Compensation Committee Report
Our Compensation Committee is comprised entirely of three independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, and the rules and regulations of the SEC. Mr. Jones is the chair of our Compensation Committee. The Compensation Committee operates under a written charter adopted by the Board. Our charter can be viewed on our website at ir.advanceautoparts.com under the "Governance" section.

We have relied on management’s representation that the CD&A presented in this Proxy Statement has been prepared with integrity and objectivity and in conformity with SEC regulations. We have reviewed and discussed the CD&A with management, and based upon our review and discussion with management, we recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2023 Annual Report on Form 10-K.

THE COMPENSATION COMMITTEE
Jeffrey J. Jones II (Chair)
Douglas A. Pertz
Sherice R. Torres

Compensation Program Risk Assessment
We assess our executive and broad-based compensation and benefits programs to determine whether the programs' provisions and operation create undesired or unintentional material risk. The risk assessment process includes a review of our compensation program policies and practices, such as our performance-based executive compensation programs and stock ownership guidelines, to ensure that the interests of our executives are aligned with those of our stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk-taking. We take into consideration compensation terms and practices, such as performance-based vesting of a substantial portion of our executives' long-term incentive compensation, to drive long-term decision making and mitigate adverse risk taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. We regularly review and audit our bonus plans to ensure short-term incentives are appropriately linked to business outcomes, and such reviews are shared with the Compensation Committee.
We have reviewed all of our compensation programs and found none that would be reasonably likely to have a material adverse effect on the Company. Our performance based executive compensation program, as described more fully in CD&A, coupled with our stock ownership guidelines, aligns the interests of our executives with stockholders by encouraging long-term superior performance without encouraging excessive or unnecessary risk taking. We believe that our long standing compensation philosophy discussed in CD&A is a key component of our history of consistent growth, which demonstrates an alignment of the interests of participants and stockholders and rewards each with increased value over the long term. As illustrated in CD&A, the compensation of our executives is primarily based on performance over a long-term period. We believe the performance based vesting of a substantial portion of our executives' long-term incentive compensation drives long-term decision making, mitigates adverse risk taking that may occur due to year-over-year performance measurements, and rewards growth over the long term. The Compensation Committee, with the guidance and assistance of its independent compensation consultant, reviews and approves compensation components for all named executive officers and other executive officers. Annual incentives are reviewed each year and payments are subject to Compensation Committee discretion. The bonus plans for other associates are linked to financial, customer or operating measures. All associates, including officers, and our directors are subject to our Insider Trading Policy, which prohibits hedging existing ownership positions in the Company's securities, short selling the Company's stock, purchasing or selling derivative securities, and, unless certain stringent requirements are met, pledging Company stock.
Clawback Actions
Pursuant to the Company's Compensation Recovery Policy, adopted by the Compensation Committee on August 7, 2023, in the event the Company is required to prepare an accounting restatement, the Company will seek to recover reasonably promptly the amount of incentive compensation received by the Company's executive officers that exceeds the amount of incentive compensation that would have been received by the executive officers taking into account the effects of the accounting restatement. Pursuant to NYSE rules, the Compensation Recovery Policy applies to any compensation received by the Company's executive officers on or after October 2, 2023.
As disclosed in the Company's Annual Report on Form 10-K for fiscal 2023, in February 2023, the Company determined that it would revise certain prior periods reported in the Form 10-K to correct identified immaterial errors in the consolidated financial statements for the fiscal years ended 2022 and 2021 and for the quarterly periods of 2023. The correction of these errors qualified as a restatement under the Compensation Recovery Policy.
None of the incentive compensation received by the Company's executive officers on or after October 2, 2023 was impacted by the restatement. As previously noted, there was no payout of the Company's STI program for 2023, which in any event was determined based on final 2023 results that were not restated. In addition, none of the Company's PSUs for the 2021-2023 performance period vested due to below-threshold performance, resulting in a payout of 0 shares. Accordingly, there was no incentive compensation earned during the recoupment period under the Compensation Recovery Policy that was subject to clawback.

Additional Information Regarding
Executive Compensation
Summary Compensation Table
The following Summary Compensation Table provides the compensation earned by our named executive officers as of the end of each of the last three completed fiscal years.

			Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation
Name and Principal Position		Salary		(a) (b)	(c)		(d)	Total
	Year	($)	($)	($)	($)	($)	($)	($)
Shane M. O'Kelly	2023	$302,885	$1,000,000	$4,593,593	$3,523,500	$—	$19,108	$9,439,086
President, Chief Executive Officer (from Sept. 11, 2023)
Thomas R. Greco	2023	1,125,000	—	3,000,021	—	—	14,023	4,139,044
Former President and Chief Executive Officer (through Sept. 10, 2023)	2022	1,121,155	—	4,875,008	1,625,014	749,756	14,015	8,384,948
	2021	1,100,008	—	4,500,044	1,499,981	2,940,300	11,938	10,052,271
Ryan P. Grimsland	2023	38,942	750,000	1,600,030	400,004	—	42	2,789,018
Executive Vice President, Chief Financial Officer (from Nov. 27, 2023)
Anthony A. Iskander	2023	371,913	—	900,064	50,027	—	4,384	1,326,388
Interim Chief Financial Officer (from Aug. 18, 2023, through Nov. 26, 2023), Senior Vice President, Finance and Treasurer
Jeffrey W. Shepherd	2023	512,885	—	1,424,946	475,083	—	1,413,918	3,826,832
Former Executive Vice President, Chief Financial Officer (until Aug. 18, 2023)	2022	756,308	—	1,199,889	400,154	248,911	5,684	2,610,946
	2021	667,740	—	749,949	250,060	1,214,013	5,690	2,887,452
Herman L. Word, Jr.	2023	595,192	—	862,535	287,498	—	10,925	1,756,150
Executive Vice President, U.S. Stores and Independents	2022	465,193	—	799,986	100,079	408,525	7,213	1,780,995

Tammy M. Finley	2023	515,192	—	824,969	275,044	—	14,034	1,629,239
Executive Vice President, General Counsel and Corporate Secretary
Stephen J. Szilagyi	2023	518,269	—	599,977	200,039	—	19,306	1,337,591
Executive Vice President, Supply Chain
Robert B. Cushing	2023	645,000	—	749,972	250,030	—	12,880	1,657,881
Executive Vice President, Professional	2022	641,923	—	750,033	249,981	260,035	12,875	1,914,847
	2021	621,027	—	925,253	224,908	1,046,563	12,253	2,830,004
Jason B. McDonell	2023	599,038	—	937,532	312,476	—	1,136,378	2,985,424
Former Executive Vice President, Merchandising, Marketing and e-Commerce (until Dec. 1, 2023)	2022	571,154	—	674,988	225,043	190,270	21,743	1,683,199
	2021	526,967	—	737,690	212,497	930,325	12,412	2,419,891

(a)Represents the grant date fair value of RSUs granted during each of the years presented. For performance-based and time-based awards, the grant date fair value is calculated using the closing price of our common stock on the date of grant. For market-based awards, fair value amounts reflect the value calculated on a Monte Carlo simulation model that assesses the probability of satisfying the market performance conditions. For additional information regarding the valuation assumptions of this award, refer to Note 15 of our consolidated financial statements in the 2023 Form 10-K filed with the SEC on March 12, 2024. See the "Grants of Plan-Based Awards in 2022 Table" and "Outstanding Equity Awards at 2023 Fiscal Year-End" table in this Proxy Statement for information on stock awards granted in 2023 and prior years. Any performance awards included in these amounts have been valued based on the probable outcome of the performance conditions as of the grant date.
(b)The maximum value for performance awards (as of the grant date), assuming the highest level of performance is achieved for performance awards granted, is provided for each executive in the table below.

	PSUs Maximum Grant Date Fair Value ($)
	Mr. O'Kelly	Mr. Greco	Mr. Grimsland	Mr. Iskander	Mr. Shepherd	Mr. Word	Ms. Finley	Mr. Szilagyi	Mr. Cushing	Mr. McDonell
2023	n/a	$6,000,042	n/a	$199,992	$1,899,928	$1,149,956	$1,099,958	$799,970	$999,962	$1,249,953
2022		$6,500,010			$1,599,852	$399,963			$999,907	$900,121
2021		$5,999,941			$1,000,049				$900,150	$850,024
(c)    These nonqualified stock option awards were granted as part of the annual long-term incentive program in 2023. These awards will vest in equal thirds commencing on the first anniversary of the grant date, with an exercise period of 10 years from the date of grant. The aggregate grant date fair value of the equity awards is calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 15 of our consolidated financial statements in the 2023 Form 10-K filed with the SEC on March 12, 2024.
(d)    For 2023, includes (i) Company matching contributions according to the terms of the Company's 401(k) plan in the amounts of $12,200 for Mr. Greco, $3,787 for Mr. Iskander, $4,689 for Mr. Shepherd, $9,962 for Mr. Word, $13,200 for Ms. Finley, $12,200 for Mr. Cushing and $12,200 for Mr. McDonell; and (ii) life insurance premiums paid by the Company for each executive as follows: $70 for Mr. O'Kelly; $1,823 for Mr. Greco; $42 for Mr. Grimsland; $597 for Mr. Iskander; $808 for Mr. Shepherd; $963 for Mr. Word; $834 for Ms. Finley; $857 for Mr. Szilagyi; $680 for Mr. Cushing; and $928 for Mr. McDonell; relocation benefits of $12,433 for Mr. O'Kelly and $10,683 for Mr. Grimsland; gross-up of relocation expenses of $6,595 for Mr. O'Kelly and $7,767 for Mr. Grimsland; and severance compensation paid pursuant to their respective employment agreements in the amount of $1,408,421 for Mr. Shepherd and $1,123,250 for Mr. McDonell.

Grants of Plan-Based Awards in 2023
The following table sets forth information concerning grants of cash and stock based awards made under our annual and long term incentive plans during 2023. The threshold, target and maximum non-equity incentive award amounts shown in the table represent the amounts to be paid if our performance had met the respective levels of the applicable performance measures. The performance measures are more fully described in CD&A. The threshold, target and maximum equity incentive award amounts shown in the table represent the amounts to be paid if our performance meets the respective level of applicable performance measures as more fully described in CD&A.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Award ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (d)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mr. O'Kelly	9/18/2023	8/13/2023	—	—	—	—	—	—	78,982	—	—	$4,593,593
	9/18/2023	8/13/2023	—	—	—	—	—	—	—	150,000	$58.16	$3,523,500
Mr. Greco			$590,625	$1,687,500	$3,375,000	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	7,700	22,201	44,402	—	—	—	$3,000,021
Mr. Grimsland	12/4/2023	11/29/2023	—	—	—	—	—	—	28,762	—	—	$1,600,030
	12/4/2023	11/29/2023	—	—	—	—	—	—	—	18,149	$55.63	$400,004
Mr. Iskander			$84,610	$241,744	$483,487	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	259	740	1,480	—	—	—	$99,996
	3/6/2023	3/2/2023	—	—	—	—	—	—	370	—	—	$49,998
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	1,414	$135.13	$50,027
	6/12/2023	6/11/2023	—	—	—	—	—	—	3,738	—	—	$250,035
	8/28/2023	8/13/2023	—	—	—	—	—	—	7,619	—	—	$500,035
Mr. Shepherd			$226,695	$647,700	$1,295,400	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	2,461	7,030	14,060	—	—	—	$949,964
	3/6/2023	3/2/2023	—	—	—	—	—	—	3,515	—	—	$474,982
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	13,428	$135.13	$475,083
Mr. Word			$177,070	$505,913	$1,011,827	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	1,489	4,255	8,510	—	—	—	$574,978
	3/6/2023	3/2/2023	—	—	—	—	—	—	2,128	—	—	$287,557
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	8,126	$135.13	$287,498
Ms. Finley			$153,270	$437,913	$875,827	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	1,425	4,070	8,140	—	—	—	$549,979
	3/6/2023	3/2/2023	—	—	—	—	—	—	2,035	—	—	$274,990
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	7,774	$135.13	$275,044
Mr. Szilagyi			$154,185	$440,529	$881,058	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	1,036	2,960	5,920	—	—	—	$399,985
	3/6/2023	3/2/2023	—	—	—	—	—	—	1,480	—	—	$199,992
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	5,645	$135.13	$200,039
Mr. Cushing			$191,888	$548,250	$1,096,500	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	1,295	3,700	7,400	—	—	—	$499,981
	3/6/2023	3/2/2023	—	—	—	—	—	—	1,850	—	—	$249,991
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	7,067	$135.13	$250,030
Mr. McDonell			$188,913	$539,750	$1,079,500	—	—	—	—	—	—	—
	3/6/2023	3/2/2023	—	—	—	1,619	4,625	9,250	—	—	—	$624,976
	3/6/2023	3/2/2023	—	—	—	—	—	—	2,313	—	—	$312,556
	3/6/2023	3/2/2023	—	—	—	—	—	—	—	8,832	$135.13	$312,476
(a)Amounts shown represent possible cash payouts under our 2023 short-term incentive program. See "CD&A" for a discussion of threshold, target and maximum cash incentive plan payouts.
(b)Amounts shown represent the shares of our common stock issuable assuming achievement of the specific threshold, target or maximum levels of performance established by the Compensation Committee for performance-based RSU grants to our executives. These PSU grants were part of our annual long-term equity grants made in 2023 and related to the 2023 through 2025 three-year performance period. See "CD&A" for more information regarding our PSU grants.
(c)Amounts shown represent the number of time based RSUs granted to our executives for 2023. For more information regarding awards of time based RSUs, see "CD&A."

(d)Amounts shown represent the aggregate grant date fair value of the equity awards calculated in accordance with ASC Topic 718 utilizing the assumptions discussed in Note 15 of our consolidated financial statements in the 2023 Form 10-K filed with the SEC on March 12, 2024. The attainment of target level for performance awards was deemed probable at the date of grant for the each of the performance awards granted during 2023. Accordingly, the grant date fair value was calculated at target level for these awards.

The time-vested portions of the RSU awards granted in 2023 include rights to receive dividend equivalent payments in the same amount as paid to our stockholders, but do not include voting rights. The performance-based RSUs granted in 2023 do not include dividend or voting rights. We paid quarterly cash dividends of $1.50 per share for the first fiscal quarter of 2023 and $0.25 per share for the other three fiscal quarters of 2023.

Outstanding Equity Awards at 2023 Fiscal Year-End

		Option Awards					Stock Awards (a)
									Equity Incentive Plan Awards:
Name	Grant Date	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Shares Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Market Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Mr. O'Kelly	9/18/2023 (b)	—	150,000	—	$58.16	9/18/2033	—	—	—	—
	9/18/2023 (b)	—	—	—	—		78,982	4,820,271	—	—
Mr. Greco	3/6/2023 (b)	—	—	—	—		—	—	7,770	474,224
	2/28/2022	10,034	20,070	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—		5,298	323,337	—	—
	2/28/2022	—	—	—	—		—	—	5,563	339,504
	3/8/2021	21,190	10,596	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		2,833	172,898	—	—
	3/8/2021	—	—	—	—		—	—	5,949	363,064
Mr. Grimsland	12/4/2023 (b)	—	18,149	—	55.63	12/4/2033	—	—	—	—
	12/4/2023 (b)	—	—	—	—		28,762	1,755,345	—	—
Mr. Iskander	8/28/2023 (b)	—	—	—	—		7,619	464,988	—	—
	6/12/2023 (b)	—	—	—	—		3,738	228,130	—	—
	3/6/2023 (b)	—	1,414	—	135.13	3/6/2033	—	—	—	—
	3/6/2023 (b)	—	—	—	—		370	22,581	—	—
	3/6/2023 (b)	—	—	—	—		—	—	259	15,807
	2/28/2022	308	617	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—		164	10,009	—	—
	2/28/2022	—	—	—	—		—	—	171	10,445
	3/8/2021	706	354	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		95	5,798	—	—
	3/8/2021	—	—	—	—		—	—	198	12,111
Mr. Shepherd	3/6/2023 (b)	—	—	—	—		—	—	342	20,869
	2/28/2022	—	—	—	—		—	—	647	39,474
	3/8/2021	—	—	—	—		—	—	799	48,766
Mr. Word	3/6/2023 (b)	—	8,126	—	135.13	3/6/2033	—	—	—	—
	3/6/2023 (b)	—	—	—	—		2,128	129,872	—	—
	3/6/2023 (b)	—	—	—	—		—	—	1,489	90,889
	11/21/2022	—	—	—	—		2,249	137,256	—	—
	2/28/2022	618	1,236	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—		326	19,896	—	—
	2/28/2022	—	—	—	—		—	—	342	20,891
	3/8/2021	968	530	—	176.5		—	—	—	—
	3/8/2021	—	—	—	—		142	8,666	—	—
	3/8/2021	—	—	—	—		—	—	298	18,156
	2/22/2021	—	—	—	—		497	30,332	—	—
Ms. Finley	3/6/2023 (b)	—	7,774	—	135.13	3/6/2033	—	—	—	—
	3/6/2023 (b)	—	—	—	—		2,035	124,196	—	—
	3/6/2023 (b)	—	—	—	—		—	—	1,425	86,937
	2/28/2022	1,158	2,316	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—		612	37,350	—	—
	2/28/2022	—	—	—	—		—	—	642	39,175
	3/8/2021	2,471	1,236	—	176.5	3/7/2031	—	—	—	—
	3/8/2021	—	—	—	—		331	20,201	—	—
	3/8/2021	—	—	—	—		—	—	694	42,358
Mr. Szilagyi	3/6/2023 (b)	—	5,654	—	135.13	3/6/2033	—	—	—	—
	3/6/2023 (b)	—	—	—	—		1,480	90,324	—	—
	3/6/2023 (b)	—	—	—	—		—	—	1,036	63,227
Mr. McDonell	3/6/2023 (b)	—	—	—	—		—	—	360	21,959
	2/28/2022	1,389	—	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—		—	—	449	27,427
	3/8/2021	3,002	—	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		—	—	749	45,733
Mr. Cushing	3/6/2023 (b)	—	7,067	—	135.13	3/6/2033	—	—	—	—
	3/6/2023 (b)	—	—	—	—		1,850	112,906	—	—
	3/6/2023 (b)	—	—	—	—		—	—	1,295	79,034
	2/28/2022	1,543	3,088	—	204.48	2/28/2032	—	—	—	—
	2/28/2022	—	—	—	—		816	49,800	—	—
	2/28/2022	—	—	—	—		—	—	856	52,226
	3/8/2021	3,177	1,589	—	176.5	3/8/2031	—	—	—	—
	3/8/2021	—	—	—	—		425	25,938	—	—
	3/8/2021	—	—	—	—		—	—	893	54,469

(a)Includes awards of RSUs. Generally, awards of time-based RSUs vest in three approximately equal annual installments commencing on the first anniversary date of the grant. The market value of the stock awards is reflective of the closing price of our common stock as of December 29, 2023 ($61.03), the last day that our common stock was traded during 2023. Amounts shown for PSUs granted in 2021, 2022 and 2023 are shown at threshold level, representing a 30 percent payout of the PSUs.
(b)See the "Grants of Plan-Based Awards in 2023" table in this Proxy Statement for more information on awards granted to our executive officers in 2023.

Option Exercises and Stock Vested in 2023
 The following table sets forth information with respect to our NEOs who vested in stock awards or exercised options during 2023.

	Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)
Mr. O'Kelly	—	$—	—	$—
Mr. Greco	—	—	45,323	6,304,816
Mr. Grimsland	—	—	—	—
Mr. Iskander	—	—	788	107,937
Mr. Shepherd	—	—	7,644	1,064,566
Mr. Word	—	—	4,101	473,876
Ms. Finley	—	—	4,985	693,399
Mr. Szilagyi	—	—	—	—
Mr. McDonell	—	—	7,099	974,804
Mr. Cushing	—	—	8,726	1,166,374

(a) The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If a vesting date occurs on a day on which the NYSE is closed, the value realized is based on the closing price on the last trading day prior to the vesting date.

Non-Qualified Deferred Compensation for 2023

The following table sets forth information with respect to our NEOs concerning executive contributions to non-qualified deferred compensation plans during 2023. We do not make any contributions to these deferred compensation plans. Aggregate earnings information includes changes in market value of the investments plus any dividends received by the executive for their DSUs.

Name	Executive Contributions ($)(a)	Aggregate Earnings ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 30, 2023 ($)

Mr. O'Kelly	$—	$—	$—	$—
Mr. Greco	—	—	—	—
Mr. Grimsland	—	—	—	—
Mr. Iskander	—	126	—	775
Mr. Shepherd	—	—	—	—
Mr. Word	—	8,342	—	49,999
Ms. Finley	256,442	299,906	(60,080)	1,854,665
Mr. Szilagyi	—	—	—	—
Mr. McDonell	—	—	—	—
Mr. Cushing	—	—	—	—

(a)Additional information is provided under "Other Compensation and Benefit Programs" in the CD&A section of this Proxy Statement. Any amounts reported as Executive Contributions are also reported in the Salary column of the "Summary Compensation Table" of this Proxy Statement.
(b)Represents realized and unrealized gains or losses on market-based investments selected and dividends earned by executives for their deferred compensation balances.

Potential Payments Upon Termination of Employment or Change in Control
The following table provides an estimate of the inherent value of the severance payments, stock incentives and benefits provided for in each NEO’s employment agreement or other compensation arrangements described above, assuming termination of employment or change in control occurred on December 30, 2023, the last day of our 2023 fiscal year.

Mr. Shepherd's employment with the Company ended August 18, 2023, and he received compensation for separation without cause pursuant to Section 4(d) of the Employment Agreement between Mr. Shepherd and the Company dated September 17, 2018. See "—Summary Compensation Table" for the total of amounts paid to Mr. Shepherd pursuant to that agreement.

Mr. Greco voluntarily retired from his position as Chief Executive Officer and from the Board of Directors effective September 10, 2023. Pursuant to Section 4(g) of the Employment Agreement between Mr. Greco and the Company dated March 28, 2016, Mr. Greco did not receive any compensation in connection with his retirement.

Mr. McDonell's employment with the Company ended December 1, 2023, and he received compensation for separation without cause pursuant to Section 4(d) of the Employment Agreement between Mr. McDonell and the Company dated March 15, 2022. See "--Summary Compensation Table" for the total of amounts paid to Mr. McDonell pursuant to that agreement.

Executive	Voluntary Termination without Good Reason or Involuntary Termination for Due Cause (a)	Retirement	Disability	Death	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason not related to a Change in Control (b)	Involuntary Termination without Due Cause or Voluntary Termination for Good Reason related to a Change in Control (c)
Mr. O'Kelly
Cash Severance (d)	$—	$—	$2,812,500	$2,812,500	$4,218,750	$5,625,000
Stock Incentives (e) (f)	—	—	13,974,771	13,974,771	13,974,771	13,974,771
Other Benefits (g)	—	—	285,000	1,125,000	62,550	62,550
	$—	$—	$17,072,271	$17,912,271	$18,256,071	$19,662,321
Mr. Grimsland
Cash Severance (d)	$—	$—	$776,250	$1,248,750	$675,000	$2,497,500
Stock Incentives (e) (f)	—	—	2,862,978	2,862,978	2,862,978	2,862,978
Other Benefits (g)	—	—	285,000	675,000	50,033	50,033
	$—	$—	$3,924,228	$4,786,728	$3,588,011	$5,410,511
Mr. Iskander
Cash Severance (d)	$—	$—	$385,700	$669,900	$406,000	$406,000
Stock Incentives (e) (f)	—	—	792,780	792,780	61,274	938,336
Other Benefits (g)	—	—	285,000	406,000	15,000	15,000
	$—	$—	$1,463,480	$1,868,680	$482,274	$1,359,336
Mr. Word
Cash Severance (d)	$—	$—	$690,000	$1,100,000	$1,030,545	$2,220,000
Stock Incentives (e) (f)	—	—	474,996	474,966	148,974	1,078,705
Other Benefits (g)	—	—	285,000	600,000	50,033	50,033
	$—	$—	$1,449,996	$2,174,966	$1,229,552	$3,348,738
Ms. Finley
Cash Severance (d)	$—	$—	$598,000	$962,000	$975,971	$1,924,000
Stock Incentives (e) (f)	—	—	423,243	423,243	241,496	1,114,496
Other Benefits (g)	—	—	285,000	520,000	38,175	38,175
	$—	$—	$1,306,243	$1,905,243	$1,255,642	$3,076,671
Mr. Szilagyi
Cash Severance (d)	$—	$—	$632,500	$1,017,500	$550,000	$2,035,000
Stock Incentives (e) (f)	—	—	135,487	135,487	45,162	480,550
Other Benefits (g)	—	—	285,000	550,000	41,415	41,415
	$—	$—	$1,052,987	$1,702,987	$636,577	$2,556,965
Mr. Cushing
Cash Severance (d)	$—	$—	$741,750	$1,193,250	$1,239,312	$2,386,500
Stock Incentives (e) (f)	—	290,320	478,963	478,963	290,320	1,195,700
Other Benefits (g)	—	—	285,000	645,000	45,266	45,266
	$—	$—	$1,505,713	$2,317,213	$1,574,898	$3,627,466

(a)Voluntary termination without Good Reason or termination for Due Cause makes an executive ineligible for any employment agreement benefits other than any rights the executive may have under the normal terms of other benefit plans and receipt of accrued but unpaid base salary. Executives must exercise vested long-term incentives within 90 days after the date of termination. The term "Due Cause" is defined in the agreements as (i) a material breach of the executive’s obligations under the agreement or a material violation of any code or standard of conduct applicable to our officers that has not been cured following notice if applicable; (ii) a material violation of the loyalty obligations as provided in the agreement; (iii) the executive’s willful engagement in bad faith conduct that is demonstrably and materially injurious to us; (iv) the commission or indictment of a crime of moral turpitude or a felony involving fraud, breach of trust, or misappropriation; or (v) a determination that the executive is in violation of our Substance Abuse Policy.
(b)The employment agreements of our NEOs employed on the last day of fiscal 2023, other than Mr. Iskander, provide that the executive’s employment is deemed to be terminated by us without Due Cause if the executive elects to terminate his employment for Good Reason. The term "Good Reason" is defined in the agreements as: (i) a material diminution in the executive’s base salary or target bonus amount for Mr. O'Kelly and total direct compensation, as defined in the employment agreements, for other executives; (ii) a material diminution in the executive’s authority, duties or responsibilities or for executives other than Mr. O'Kelly, those of the executive’s supervisors; (iii) for Mr. O'Kelly, if he no longer reports directly to the Board; (iv) except for Mr. O'Kelly, the termination of the Executive Incentive Plan without a replacement plan or the material reduction of the executive’s benefits without a similar reduction for other executives; (v) requiring the executive to be based more than 60 miles from our office at which the executive was principally employed immediately prior to the date of the relocation; and (vi) for Mr. O'Kelly, delivery by the Company of a notice of non-renewal of the agreement, failure to grant sign-on equity in accordance with the terms of the agreement, a material reduction in duties or responsibilities that is inconsistent with his position within a public company, including if he does not report to the board of directors of the highest parent of the surviving entity following a Change in Control, and any other action or inaction that constitutes a material breach by the Company of the terms of the agreement. Upon termination by us without Due Cause, Mr. Iskander is entitled to receive a cash "termination payment" which equals the sum of his annual base salary plus the pro rata portion of any annual bonus that would have been payable to him provided that criteria for such bonus other than continued employment are satisfied. For other executives, except for Mr. O'Kelly, upon termination of employment by us other than for Due Cause or by the executive for Good Reason the executive is entitled to receive a cash "termination payment" which equals the sum of the executive’s annual base salary and an amount equal to the average annual bonus payment over the past three years (or shorter period of employment as applicable). Mr. O'Kelly is entitled to an amount equal to one and one half times his annual base salary and an amount equal to one and one half times his average annual bonus payment over the past three years, provided that if the date of such termination occurs prior to the payment of bonuses with respect to fiscal year 2024, if any, he shall receive an amount equal to one and one half times the target annual bonus payment provided in his agreement. The value of the bonus amount included for each executive in the cash severance payment is the average bonus paid for 2020, 2021 and 2022 (or shorter period of employment as applicable, or for Mr. O'Kelly, one and one half times the target bonus payment). In addition, the executive will receive outplacement services and certain medical benefits coverage as described in note (g) below.
(c)If, for Mr. O'Kelly within 3 months prior to or within 12 months following, and for the other executives, within 12 months following a Change in Control (as defined in the employment agreements), the executive’s employment is terminated by us other than for Due Cause or by the executive for Good Reason, the executive will be entitled to a Change in Control Termination Payment equal to, for Mr. Iskander (i) his annual base salary plus (ii) the pro rata portion of any annual bonus that would have been payable to him provided that criteria for such bonus other than continued employment are satisfied and, for the other executives, (a) two times the executive’s base salary plus (b) two times the amount equal to the executive’s target bonus. The cash severance amount would be subject to a downward adjustment pursuant to the “net best” provisions of his employment agreement, and the benefits also apply to involuntary termination or termination with Good Reason within three months prior to a Change in Control in contemplation of the Change in Control.
(d)In the case of voluntary termination without Good Reason or termination for Due Cause, the executive would be ineligible to receive a cash severance payment. In accordance with the employment agreements, if the executive’s employment is terminated on account of death, the executive’s beneficiary or estate is entitled to receive a lump sum payment equivalent to the executive’s annual base salary and target bonus amount. In the event that the executive is terminated on account of disability, the employment agreements provide that the executive is entitled to receive a cash severance amount equivalent to 30 percent of the executive’s annual base salary and an amount equal to the executive’s annual target bonus severance payments are contingent upon execution and non-revocation of a release as provided in the agreements.
(e)Amounts shown here are calculated as the differences between the exercise price, if any, of the outstanding stock-based incentives and the closing price of our stock on the last day our stock was traded during 2023.
(f)The terms of the executives’ restricted stock unit agreements provide that in the event of termination of employment due to death or disability, any remaining previously unvested time based RSUs will vest immediately. PSUs will vest based on our performance at the end of the applicable performance period on a pro-rata basis commensurate with the time employed prior to death or disability during the performance period. In the event of retirement, which requires 10 years of service and a minimum age of 55 years, time based shares will be forfeited. PSUs vest based on our performance at the end of the applicable performance period on a pro rata basis commensurate with the time employed prior to retirement during the performance period, subject to certain noncompete restrictions. In the event of involuntary termination without Due Cause, or voluntary termination for Good Reason, a pro rata portion of the performance based RSUs will vest at the performance vesting date on a pro rata basis based on the amount of time employed during the performance period. In the event of such termination following a Change in Control, all time based RSUs will vest and become exercisable if the acquiring entity does not assume, convert or replace the LTI grants or upon termination of employment without Due Cause within 24 months following the Change in Control event. Performance based RSUs will vest at the same time on a pro rata basis based on the amount of time employed during the performance period and our actual performance as of the most recent termination date.
(g)For Disability, Other Benefits consist of the amount the executives would receive under our qualified plan. For Death, Other Benefits represent life insurance benefits. For Involuntary Termination, Other Benefits include $15,000 outplacement costs and the cost of providing one year of health care coverage (18 months in the case of Mr. O'Kelly) to the executive at the same cost as active employees.

CEO Pay Ratio
As a result of certain regulations adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure of the ratio of our CEO’s compensation to that of our median employee.
Our CEO to median employee pay ratio is calculated in accordance with the guidelines established by the SEC. We identified our median employee using total annual cash compensation of all associates employed with us on December 30, 2023. We included all U.S. associates in our analysis of the median employee, including part time, full time, and seasonal associates.
After identifying our median employee, we then calculated annual total compensation in accordance with the same methodology as used to calculate total compensation for our CEO in the Summary Compensation table. During 2023, we had a change in the individual serving in the CEO role. We selected the CEO who was in role for the majority of year and did not have atypical items such as sign-on compensation or severance impacting his 2023 compensation.
As we had two CEOs serve during 2023, we have aggregated their 2023 compensation for purposes of this calculation. This calculation includes non-recurring items such as sign-on compensation. Annual Total Compensation for the CEO was $13,579,380 for 2023 and the median team member compensation was $23,923. The result of this analysis is a ratio of approximately 568:1.
The Compensation Committee continuously reviews both the compensation of our CEO, our NEOs and our pay practices for all associates to ensure internal equity is appropriate. A significant portion of our CEO’s compensation is performance based and thus the ratio may vary each year consistent with the Company’s ultimate performance outcomes and how those outcomes connect to our performance-based compensation programs.
Pay Versus Performance Disclosure
Provided below is the Company’s “pay versus performance” disclosure as required pursuant to Item 402(v) of Regulation S-K promulgated under the Exchange Act. This disclosure has been prepared in accordance with Item 402(v) and does not necessarily reflect value actually realized by the executives or how the Compensation Committee evaluates compensation decisions in light of Company or individual performance. Please refer to CD&A for a discussion of our executive compensation program objectives and the ways in which we align executive compensation pay with performance.

There is one primary difference between the calculation of the components of "compensation actually paid" (or "CAP") and "summary compensation table" (or "SCT") total compensation:

	SCT Total	CAP
Stock and Option Awards	Grant date fair value of stock and option awards granted during the year	Year over year change in the fair value of stock and option awards that are unvested as of the end of the year, or vested or were forfeited during the year, including dividend equivalents, as applicable
Metrics Used for Linking Pay and Performance
The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2023. Each metric below is used for purposes of determining payouts under either our short-term incentive program or vesting of our PSU awards. Please see CD&A for a further description of these metrics and how they are used in the Company’s executive compensation program.

Comparable Store Sales Growth
GAAP Operating Income
Free Cash Flow
Relative Total Shareholder Return (RTSR)
Comparable Store Sales Growth and GAAP Operating Income were selected as the Company-selected measures for the Pay versus Performance table that follows because these metrics have the strongest alignment with the key attributes of strategic and operating plans and help drive the creation of long-term shareholder value.

Pay Versus Performance Table

Year	SCT Total for CEO (1)	SCT Total for Former CEO (1)	CAP to Current CEO (2)	CAP to Former CEO (2)	Average SCT Total for Other NEOs (1)	Average CAP to Other NEOs (2)	Value of Initial Fixed $100 Investment Based on:		GAAP Net Income ($m)	Company Selected Measure
							Total Share-holder Return	Peer Group Total Share-holder Return (3)		Comp. Store Sales Growth	GAAP Operating Income ($m)
2023	$9,439,086	$4,139,044	$9,853,745	$(3,934,421)	$2,163,565	$875,625	$41.73	$162.36	$30	(0.3)%	$114
2022	–	$8,384,948	–	$(7,267,775)	$2,008,124	$(169,402)	$98.46	$114.02	$502	0.3%	$754
2021	–	$10,052,271	–	$24,632,043	$2,684,996	$4,775,021	$155.06	$173.50	$616	10.7%	$902
2020	–	$8,056,454	–	$7,289,919	$1,975,014	$2,044,128	$100.25	$145.42	$493	2.4%	$750
(1)    2023 CEOs are Shane O’Kelly (current) and Thomas R. Greco (former); other NEOs are Ryan P. Grimsland, Anthony A. Iskander, Jeffrey W. Shepherd, Herman L. Word, Jr., Tammy M. Finley, Stephen Szilagyi, Robert B. Cushing, and Jason B. McDonell; 2022 CEO is Thomas R. Greco; other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Herman Word and Reuben E. Slone; 2021 CEO is Thomas R. Greco; other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Reuben E. Slone, and Jason B. McDonell; 2020 CEO is Thomas R. Greco; other NEOs are Jeffrey W. Shepherd, Robert B. Cushing, Michael T. Broderick, and Reuben E. Slone.

(2)    The dollar amounts reported represent CAP, as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amount of compensation earned by or paid during the applicable year. In accordance with SEC rules, the following adjustments were made to SCT total compensation to determine the CAP values:

Reconciliation of SCT to CAP for CEO:

	Fiscal Year 2023			Fiscal Year 2022		Fiscal Year 2021		Fiscal Year 2020
	CEO (O’Kelly)	CEO (Greco)	Avg. Other NEOs	CEO (Greco)	Avg. Other NEOs	CEO (Greco)	Avg. Other NEOs	CEO (Greco)	Avg. Other NEOs
SCT Total	$9,439,086	$4,139,044	$2,163,565	$8,384,948	$2,008,124	$10,052,271	$2,684,996	$8,056,454	$1,975,014
Minus SCT Equity	$8,117,093	$3,000,021	$1,268,778	$6,500,022	$1,087,542	$6,000,025	$987,593	$5,559,210	$922,388
Plus End of Year Fair Value of Equity Granted During FY Outstanding and Unvested at End of Year	$8,530,502	–	$517,216	$3,443,902	$635,235	$10,501,631	$1,685,480	$8,192,754	$1,359,352
Plus (Minus) Change in Fair Value from End of Prior Year to End of Year of Awards Granted in Any Prior Fiscal Year Outstanding and Unvested at End of Year	–	$(4,557,437)	$(328,064)	$(10,813,511)	$(1,485,175)	$10,287,185	$1,381,805	$(2,693,536)	$(313,257)
Plus (Minus) Change in Fair Value from End of Prior Year to Vesting Date of Awards Granted in Any Prior Fiscal Year that Vested During the Fiscal Year	–	$(516,006)	$(65,622)	$(1,783,092)	$(240,045)	$(209,019)	$10,333	$(706,543)	$(54,593)
Minus Fair Value at End of Prior Year of Awards Granted in Prior Year that were Forfeited During the Fiscal Year	–	–	$142,692	–	–	–	–	–	–
Compensation Actually Paid	$9,853,745	$(3,934,421)	$875,625	$(7,267,775)	$(169,402)	$24,632,043	$4,775,021	$7,289,919	$2,044,128
EOY = End of Year; BOY = Beginning of Year, SCT = Summary Compensation Table, CAP = Compensation Actually Paid

The fair value of option awards was determined using a Black-Scholes option-pricing model. The fair value of RSUs used to calculate CAP was based on the Company's closing stock price on each valuation date, including accrued dividend equivalent units. The fair value of PSUs used to calculate CAP assumes estimated performance results as of the end of each reporting year for financial metrics (average annual comparable store sales growth and return on invested capital, which were performance measures in our 2018, 2019, 2020, and 2021 PSU awards) and a Monte Carlo simulation valuation model for market metrics (which were relative TSR vs. a peer group for the 2018, 2019, and 2020 PSUs and relative TSR vs. the constituents of the S&P 500 for the 2021, 2022, and 2023 PSUs), in accordance with FASB ASC 718. Fair values include accrued dividend equivalent units.

(3)    Reflects total shareholder return indexed to $100 for the S&P 500 Retailing Index, which is an industry line peer group reported in the performance graph included in the Company’s 2023 Annual Report on Form 10-K.

Relationship between Company TSR and Peer Group TSR; CAP and Company TSR
The graphs below illustrate the relationship between our TSR and the Peer Group TSR, as well as the relationship between CAP and our TSR for the CEO and other NEOs. For reference, SCT total compensation values for each year are also shown. As the graphs below illustrate, CAP amounts for our CEO and other NEOs are strongly aligned with the Company's TSR, as intended.

Relationship between CAP and GAAP Net Income

The graph below reflects the relationship between the CEO and Average Other NEO CAP and our GAAP Net Income. GAAP net income is not used as a metric in either our short-term or long-term incentive plans.

Relationship between CAP and Company-Selected Measures

The graph below reflects the relationship between CEO and Average Other NEO CAP versus Comp Store Sales Growth and GAAP Operating Income. Each of these measures determined one third of 2023 AIP and are important top-line and profitability measures that support long-term shareholder value creation.

Information Concerning our Executive Officers

The following table provides information about our executive officers as of March 25, 2024.

Name	Age	Position
Shane M. O'Kelly	55	President and Chief Executive Officer
Elizabeth E. Dreyer	61	Senior Vice President, Controller and Chief Accounting Officer
Tammy M. Finley	57	Executive Vice President, General Counsel and Corporate Secretary
Ryan P. Grimsland	46	Executive Vice President, Chief Financial Officer
Kristen L. Soler	47	Executive Vice President, Chief Human Resources Officer
Stephen J. Szilagyi	60	Executive Vice President, Chief Supply Chain Officer
Herman L. Word, Jr.	49	Executive Vice President, U.S. Stores and Independents

Our executive officers are elected by and serve at the discretion of our Board. There are no family relationships among any of our executive officers. Set forth below is a brief description of the business experience of our executive officers other than Mr. O'Kelly, who is also a director and whose business experience is set forth in the “Nominees for Election to Our Board” section of this Proxy Statement.

Ms. Dreyer
Senior Vice President, Controller and Chief Accounting Officer
Ms. Dreyer joined Advance in January 2024 from Amyris, Inc., a public biotechnology company, where she had served since October 2022 as Chief Accounting Officer and Controller. She previously served as Senior Vice President and Chief Accounting Officer of Travel + Leisure Co., a public vacation ownership and exchange company, from March 2018 to October 2022, and as Vice President, Controller and Chief Accounting Officer of Edgewell Personal Care Company, a public multinational consumer products company (formerly Energizer Holdings) from January 2015 to March 2018. Ms. Dreyer also served as Interim Chief Financial Officer of Edgewell from December 2017 to February 2018. Ms. Dreyer has over 30 years of experience, having begun her career at Deloitte, a provider of audit, consulting, tax and advisory services, and having served in a variety of senior roles in accounting, finance and internal audit. She holds a B.S. in Business and is a Certified Public Accountant.

Ms. Finley
Executive Vice President, General Counsel and Corporate Secretary
Ms. Finley joined Advance in 1998 and has served as Executive Vice President, General Counsel and Corporate Secretary since May 2016. From January 2015 to May 2016, she served as Executive Vice President, Human Resources, General Counsel and Corporate Secretary. Previously, Ms. Finley served as Senior Vice President, Human Resources, from March 2013 to January 2015, and as Vice President, Employment Counsel and Government Affairs from March 2010 to March 2013. Earlier in her career with Advance, Ms. Finley held leadership roles in legal, human resources and communications. Prior to joining Advance, Ms. Finley worked as a labor and employment attorney with The Center for Employment Law, PC, and as a Staff Attorney with the Virginia Supreme Court. Ms. Finley has also served on the board of directors of American National Bankshares Inc., a publicly traded bank holding company, since September 2017.

Mr. Grimsland
Executive Vice President, Chief Financial Officer
Mr. Grimsland joined Advance in November 2023 as Executive Vice President, Chief Financial Officer. Prior to joining Advance, Mr. Grimsland served at Lowe’s Companies, Inc. (“Lowe’s”), a leading home improvement retailer, in a variety of senior finance roles since 2006, most recently as Senior Vice President, Strategy and Transformation since January 2023 and Senior Vice President Finance – Corporate Finance, Enterprise Strategy & Treasurer from February 2021 until January 2023. Previously, Mr. Grimsland served at Lowe’s as Vice President Finance – Global FP&A from March 2020 to February 2021, Vice President Finance – U.S. Retail Operations from November 2018 to February 2020 and Vice President Finance – International & Business Development from August 2017 to October 2019. Prior to joining Lowe’s, Mr. Grimsland held positions in operations and finance at Haverty’s Furniture Companies Inc., a furniture retailer, and UBS Group AG, a multinational investment bank and financial services company.

Ms. Soler
Executive Vice President, Chief Human Resources Officer
Ms. Soler joined Advance in July 2017 and has held the position of Executive Vice President, Chief Human Resources Officer since May 2023. Previously, Ms. Soler served recently as Senior Vice President, Human Resources, with human resources responsibility for Advance’s field and commercial teams from March 2019 to May 2023 and responsibility for Advance’s supply chain and corporate functions from July 2017 to March 2019. Prior to joining Advance, Ms. Soler served in human resources leadership roles at PepsiCo Inc., a global food and beverage company, for almost four years, and human resources leadership and business operation roles at Procter & Gamble, a consumer packaged goods company, for over 13 years.

Mr. Szilagyi
Executive Vice President, Chief Supply Chain Officer
Mr. Szilagyi joined Advance in January 2023 as Executive Vice President, Chief Supply Chain Officer. Prior to joining Advance, Mr. Szilagyi most recently did freelance executive supply chain consulting work and served as Senior Vice President, Customer Solutions for MSC Industrial Supply Co., a large publicly traded industrial equipment distributor from May 2018 to November 2021. Prior to this role, Mr. Szilagyi served as a Principal of LogistiPoint Consulting, a consulting agency, and served for 15 years at Lowe’s Companies, Inc., a large publicly traded retailer specializing in home improvement, including as Senior Vice President of Distribution from August 2001 to January 2013 and Chief Supply Chain Officer from February 2013 to June 2016.

Mr. Word
Executive Vice President, U.S. Stores and Independents
Mr. Word joined Advance in February 2003 and has held a variety of leadership operational roles with the organization. He has served as Executive Vice President, U.S. Stores & Carquest Independents since September 2022. Prior to that role, he served as Division President, Carquest North America, where he was responsible for leading Advance's independent business, from June 2019 through September 2022. Previously, Mr. Word served as a Regional Vice President from June 2014 to June 2019. Earlier in his career with Advance, Mr. Word served as Regional Asset Protection Manager, a District Manager and a Store General Manager. Mr. Word began his career with Goodyear Tire & Rubber Company, a multinational tire manufacturer.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to us regarding the ownership of our common stock as of March 25, 2024 by:

•each person or entity that beneficially owns more than 5 percent of our common stock;
•each member of our Board;
•each of our executive officers named in the "Summary Compensation Table" included in the Executive Compensation section of this Proxy Statement; and
•all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or will become exercisable within 60 days after March 25, 2024 are deemed outstanding, while these shares are not deemed outstanding for computing percentage ownership of any other person. The address of each beneficial owner for which an address is not otherwise indicated is: c/o Advance Auto Parts, Inc., 4200 Six Forks Road, Raleigh, North Carolina 27609. Unless otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement that may at a subsequent date result in a change in control of the Company.

The percentages of common stock beneficially owned are based on 59,609,471 shares of our common stock outstanding as of March 25, 2024 plus shares that may be issued or acquired within 60 days of March 25, 2024 through the exercise of vested stock awards.

	Shares beneficially owned
Name of Beneficial Owner	Number	Percentage
The Vanguard Group(a)	6,828,927	11.4%
100 Vanguard Blvd.
Malvern, PA 19355
T. Rowe Price Associates, Inc. (b)	3,958,241	6.6%
100 East Pratt Street
Baltimore, MD 21202
D.E. Shaw & Co., L.L.C.(c)	3,798,552	6.4%
1166 Avenue of the Americas, 9th Floor
New York, NY 10036
Directors, Executive Officers and Others(d)
Carla J. Bailo	6,295	*
John F. Ferraro	18,617	*
Joan M. Hilson	3,926	*
Jeffrey J. Jones II	9,214	*
Eugene I. Lee, Jr.	85,719	*
Shane M. O'Kelly	—	—
Douglas A. Pertz	17,178	*
Thomas W. Seboldt	3,000	*
Gregory L. Smith	—	—
Sherice R. Torres	3,873	*
Arthur L. Valdez Jr.	5,085	*
A. Brent Windom	5,300	*
Thomas R. Greco	232,005	*
Ryan P. Grimsland	—	—
Anthony A. Iskander	4,161	*
Jeffrey W. Shepherd	17,616	*
Herman L. Word, Jr.	10,494	*
Tammy M. Finley	29,423	*
Stephen J. Szilagyi	2,208	*
Robert B. Cushing	32,760	*
Jason B. McDonell	8,084	*
All executive officers and directors as a group (18 persons)	209,942	*

*    Less than 1%
(a)Based solely on a Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, The Vanguard Group is the beneficial owner of 6,828,927 shares and has sole dispositive power of 6,741,663 shares, shared dispositive power of 87,264 and shared voting power of 23,659.
(b)Based solely on a Schedule 13G filed with the SEC on February 14, 2024 by T. Rowe Price Associates, Inc.. T. Rowe Price Associates, Inc. is the beneficial owner of 3,958,241 shares and has sole dispositive power of 3,958,241 shares and sole voting power of 1,626,055 shares.
(c)Based solely on a Schedule 13G/A filed with the SEC on March 4, 2024 D.E. Shaw & Co., L.L.C. D.E. Shaw & Co., L.L.C. is the beneficial owner of 3,798,552 shares and has shared dispositive and voting power of 2,989,506 shares; D.E. Shaw & Co. L.P. has shared dispositive power of 3,798,552 shares and shared voting power of 3,751,806 shares; and David E. Shaw has shared dispositive power of 3,798,552 shares and shared voting power of 3,751,806 shares.
(d) The following table provides further detail regarding the shares beneficially owned by our directors and executive officers:

	Shares beneficially owned
	Shares of our common stock issuable with respect to
Name of Beneficial Owner	DSUs	Options exercisable within 60 days of March 25, 2024	RSUs vesting within 60 days of March 25, 2024	SARs exercisable within 60 days of March 25, 2024
Carla J. Bailo	5,085	—	—	—
John F. Ferraro	16,592	—	—	—
Joan M. Hilson	3,538	—	—	—
Jeffrey J. Jones II	7,689	—	—	—
Eugene I. Lee, Jr.	66,289	—	—	—
Shane M. O'Kelly	—	—	—	—
Douglas A. Pertz	9,833	—	—	—
Thomas W. Seboldt	—	—	—	—
Gregory L. Smith	—	—	—	—
Sherice R. Torres	3,873	—	—	—
Arthur L. Valdez Jr.	5,085	—	—	—
A. Brent Windom	—	—	—	—
Thomas R. Greco	—	51,855	—	—
Ryan P. Grimsland	—	—	—	—
Anthony A. Iskander	—	2,147	—	—
Jeffrey W. Shepherd	—	—	—	—
Herman L. Word, Jr.	—	5,442	—	—
Tammy M. Finley	—	8,614	—	—
Stephen J. Szilagyi	—	1,884	—	—
Robert B. Cushing	—	10,208	—	—
Jason B. McDonell	—	—	—	—
All executive officers and directors as a group (18 persons)	117,984	18,626	—	—

Stock Ownership Guidelines for Directors and Executive Officers
The following table summarizes the stock ownership guidelines for our directors, NEOs and other key employees intended to further align the interests of our directors and members of management with the interests of our stockholders.

Title	Holding Requirements
Chief Executive Officer	Stock valued at 6 times base salary
Chief Financial Officer and/or President	Stock valued at 3 times base salary
Executive Vice President / Senior Vice President	Stock valued at 2 times base salary
Non-employee Director	Stock valued at 6 times their annual cash retainers

The ownership requirement may be satisfied through the following equity holdings:

•All vested stock holdings/shares owned outright that are currently held by a director or an executive
•Unvested, time based RSUs
•Shares or units held by a director or an executive in any deferral plan

Neither vested nor unvested stock options or SARs will count towards the ownership threshold requirements. Individuals who do not achieve the required levels of ownership within the prescribed amount of time will be required to retain 50 percent of the net shares received upon the exercise of any stock options or SARs or the vesting of any RSUs until the guideline ownership levels have been reached.

The Compensation Committee reviews the stock ownership guidelines and reviews progress toward meeting ownership requirements at least annually. Based on current ownership and anticipated future stock vesting, all executives have satisfied or are projected to satisfy their respective stock ownership requirements by their requisite ownership requirement dates. In order to further align the interests of directors with interests of our stockholders, each of our non-employee directors receives a portion of his or her annual retainer in the form of DSUs, which are held and deferred until his or her service as a director ceases. In addition, directors have the opportunity to defer all or part of their cash retainers in the form of DSUs. Directors and executive officers are subject to our insider trading policy, which prohibits hedging with our stock and prohibits the pledging of our stock unless specified stringent requirements are met.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires "insiders," including our executive officers, directors and beneficial owners of more than 10 percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the SEC and the NYSE. Based solely on our review of such reports and written representations from reporting persons that no Forms 5 were required for those persons, we believe that our insiders complied with all applicable Section 16(a) filing requirements during 2023, except that each of one award to Mr. Lee and one purchase by Ms. Soler was not timely reported on Form 4.

Equity Compensation Plan Information
The following table sets forth our shares authorized for issuance under our equity compensation plans on December 30, 2023.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (d)	1,021,282	$186.22	2,351,027
Equity compensation plans not approved by stockholders	—	—	—
Total	1,021,282	$186.22	2,351,027

(a)Includes the shares that would be issued upon exercise of outstanding RSUs, PSUs and DSUs and the net shares that would be issued upon exercise of outstanding options, SARs and performance based SARs and is based on management's estimate of the probable vesting outcome for performance based awards. The gross number of awards expected to vest based on management's estimate of the probable vesting outcome for performance based awards is 1,021,282.
(b)Includes weighted average exercise price of outstanding SARs only based on management's estimate of the probable vesting outcome for performance based awards.
(c)Excludes shares reflected in the first column and is based on management's estimate of the probable vesting outcome for outstanding performance based awards.
(d)Includes the 2023 Omnibus Incentive Plan and remaining awards outstanding under the 2014 LTIP.

Proposal No. 3
Ratification of Appointment by the Audit Committee of
Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2024

Our Audit Committee is directly responsible for the appointment, retention, fees and oversight of the independent registered public accounting firm retained to audit our financial statements. Deloitte has continuously served as our independent registered public accounting firm since 2002. The lead engagement partner from Deloitte is required to be rotated every five years, and in 2021, a new lead engagement partner was selected in connection with this rotation process. In addition, our Audit Committee periodically considers whether there should be a rotation of the independent registered public accounting firm in conjunction with its review of Deloitte’s independence, qualifications and performance.

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for fiscal year 2024 because our Audit Committee believes the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interest of us and our stockholders. You are being asked to ratify the appointment by our Audit Committee of Deloitte as our independent registered public accounting firm for fiscal year 2024 although your ratification of the selection of Deloitte as our independent registered public accounting firm is not required by our by-laws or otherwise. If our stockholders do not ratify the selection of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte in the future. However, the Audit Committee is not bound by a vote either for or against the firm. Representatives of Deloitte will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. If Deloitte should decline to act or otherwise become incapable of acting, or if Deloitte’s engagement is discontinued for any reason, our Audit Committee will appoint another accounting firm to serve as our independent registered public accounting firm for fiscal year 2024.

2023 and 2022 Audit Fees
The following table summarizes the aggregate fees billed by Deloitte for the following professional services:

	2023	2022
	($ in thousands)
Audit Fees (a)	$6,847	$4,364
Audit-Related Fees (b)	218	0
Tax Fees (c)	33	38
Total	$7,099	$4,506

(a)Fees for audit services billed for 2023 and December 30, 2023 consisted of fees for:
•the audit of our annual financial statements;
•the attestation of the effectiveness of internal controls as required by Section 404 of the Sarbanes-Oxley Act of 2002;
•reviews of our quarterly financial statements; and
•statutory audits, consents and other services related to SEC matters.
(b)Fees for audit-related services billed in 2022 consisted of services pertaining to our $350 million senior unsecured notes.
(c)Tax fees billed in 2023 and December 30, 2023 were related to tax planning services.

The Audit Committee is required by its charter to pre-approve audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee approved all audit and permitted non-audit services provided by Deloitte during 2023. In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that such services are compatible with maintaining the independent accountant's independence. The Audit Committee discussed these non-audit services with Deloitte and management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

Audit Committee Report
We are responsible for providing independent, objective oversight of the Company's accounting functions and internal controls and operate pursuant to a written charter approved by the Company’s Board. We are comprised entirely of four independent directors who meet independence, experience and other qualification requirements of the NYSE listing standards, Section 10A(m)(3) of the Securities Exchange Act of 1934, and the rules and regulations of the SEC. The Company’s Board has determined the Audit Committee’s chair, Mr. Ferraro, Ms. Bailo and Ms. Hilson, by virtue of their education, training and professional experience, qualify as "audit committee financial experts," as defined by SEC rules.
Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company’s independent registered public accounting firm, or "independent accountants," is responsible for auditing the Company's consolidated financial statements and providing an opinion as to their conformity with accounting principles generally accepted in the United States as well as attesting and reporting on the effectiveness of the Company's internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or responsibility to conduct auditing or accounting reviews or procedures. Consequently, in carrying out our oversight responsibilities, we shall not be charged with, and are not providing, any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent accountants’ work. In addition, we have relied on management’s representation that the financial statements have been prepared with integrity and objectively in conformity with accounting principles generally accepted in the United States and on the representations of the independent accountants included in their report on the Company’s financial statements.
During 2023, we met eleven times. We schedule our meetings to ensure we have sufficient time to devote attention to all of our tasks. During 2023, and subsequent to the end of the year, we:
•appointed Deloitte as the independent registered public accounting firm for 2023;
•met with management and the independent accountants to review and discuss the Company’s critical accounting policies and significant estimates;
•met with management and the independent accountants to review and approve the 2023 audit plan;
•met regularly with both the independent accountants and the Chief Internal Audit Executive outside the presence of management;
•met with management and the independent accountants to review the audited financial statements for the year ended December 30, 2023, and internal controls over financial reporting as of December 30, 2023;
•met with management and the independent accountants to discuss and oversee the development and implementation of a plan to remediate the material weakness in internal control identified during 2023;
•reviewed and discussed the quarterly and annual reports prior to filing with the SEC;
•reviewed and discussed the quarterly earnings press releases;
•met with the Chief Internal Audit Executive to review, among other things, the audit plan, test work, findings and recommendations, and staffing;
•reviewed the processes by which risk, including cyber security risk, is assessed and mitigated;
•reviewed and amended the Audit Committee charter; and
•completed all other responsibilities under the Audit Committee charter.
In the course of preparing interim financial statements for the period ended April 22, 2023, management identified a material weakness in our internal control over financial reporting that existed due to turnover of key accounting positions during the first quarter. The Company was not able to attract, develop and retain sufficient resources to fulfill internal control responsibilities during the first quarter, resulting in the lack of a sufficient complement of personnel with an appropriate degree of knowledge and experience as of April 22, 2023. The Company, under the oversight of the Audit Committee, took quick and decisive action in developing and implementing a remediation plan as further described in our periodic reports on Form 10-Q filed June 6, 2023, August 23, 2023 and November 21, 2023 and our annual report on Form 10-K filed on March 12, 2024. We consider the remediation of the material weakness to be a top priority.
We have discussed with the independent accountants the matters required by PCAOB Auditing Standards and related Rules, including Auditing Standard 1301, Communications with Audit Committees, and SEC Regulation S-X Rule 2-07, Communication With Audit and Finance Committees (Rule 2-07), which includes a review of significant accounting estimates and the Company’s accounting practices. In addition, we have received written disclosures and the letter from the independent accountants required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent accountants their firm’s independence.
Based upon our discussion with management and the independent accountants, and our review of the representations of management and the independent accountants, we recommended to the Board that the audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 30, 2023.
We considered whether the independent accountants’ provision of non-audit services to the Company is compatible with maintaining the independent accountants’ independence and have determined the provision of the non-audit services is compatible with the independent accountants’ independence. Accordingly, we have approved retention of Deloitte as the Company’s independent registered public accounting firm for 2024.

We reviewed and reassessed the adequacy of the Audit Committee Charter.

THE AUDIT COMMITTEE
John F. Ferraro, Chair
Carla J. Bailo
Joan M. Hilson
Arthur L. Valdez Jr.

Proposal No. 4
Amendment to Our Restated Certificate of Incorporation to Eliminate or Limit the Personal Liability of Officers

Background

The Board is recommending that stockholders approve an amendment to our restated certificate of incorporation to extend, to the fullest extent possible, the limitations of personal liability applicable to our directors to certain of our officers, including our executive officers. Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL, was recently amended to permit a Delaware corporation to include in its certificate of incorporation a provision to eliminate or limit the personal liability of certain officers to a corporation's stockholders for monetary damages resulting from certain breaches of the officer's fiduciary duty of care, providing some parity with existing protections available for directors of Delaware corporations. The Board has adopted a resolution to amend our restated certificate of incorporation to eliminate personal liability of such an officer to our stockholders for monetary damages to the fullest extent permitted by the DGCL (the “Amendment”).

The DGCL already permits Delaware corporations to include a provision in their certificate of incorporation to provide that a corporation’s directors are not personally liable to pay monetary damages to the corporation or its stockholders for a breach of fiduciary duty as a director, except for:

•a breach of the directors’ duty of loyalty to the corporation or its stockholders;

•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•any transaction from which the directors derive an improper personal benefit; or

•unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the DGCL.

Our restated certificate of incorporation already contains a provision providing for the above protections to the fullest extent permitted by law, for the members of the Board. The Amendment is intended to extend certain of those protections to certain of our officers, including our executive officers, as now permitted by the DGCL, such that these officers will not be personally liable to our stockholders for monetary damages for breach of the fiduciary duty of care. However, unlike the existing protections for directors, the Amendment does not protect executive officers from personal liability to the Company for claims of breach of the fiduciary duty of care brought by or in the right of the Company, including in the case of derivative claims.

To be effective, the Amendment must be approved by our stockholders in the manner described in this Proxy Statement. The affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the Amendment to eliminate or limit the personal liability of certain of our officers to our stockholders for monetary damages resulting from certain breaches of the officer’s fiduciary duty of care.

The form of the Amendment is set forth as Appendix A to this proxy statement.

Reasons for the Amendment

The Board believes it is appropriate for public corporations incorporated in states that allow for the limitation of liability of directors and officers to have such a provision in their certificates of incorporation. The nature of the role of directors and officers often requires them to make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests.
The Board also believes that the adoption of the Amendment would reduce the costs and risks related to serving as an officer, increase our ability to continue to attract and retain qualified individuals to serve as officers, and potentially lower the cost of being a public company. We expect our peers and other companies with whom we compete for officer talent to adopt exculpation clauses that limit the personal liability of officers in their certificates of incorporation, and we believe failing to adopt the proposed Amendment could impact our recruitment and retention of exceptional officer candidates.

Effect and Timing of the Amendment

The Amendment would protect certain of our officers, including our executive officers, against personal liability to our stockholders for monetary damages for certain breaches of the duty of care. However, as indicated above, our officers would remain liable for breaches of their duty of care brought by or in the right of the Company, including in the case of derivative claims. Accordingly, the Amendment would not prevent the Board from pursuing claims against our officers in the name of the Company, nor would it prevent our stockholders from bringing derivative claims in which our officers are alleged to have breached their duty of care. Additionally, consistent with the limits on exculpation of liability for directors, our officers would remain liable for breaches of their duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and for transactions from which an executive officer derives an improper personal benefit. The Amendment would not eliminate or limit the liability of our officers arising from causes of action brought under federal laws, including federal securities laws.

While the Amendment would protect certain of our officers, including executive officers, from awards of monetary damages for certain breaches of the duty of care, it would not eliminate any of our officers’ fiduciary duties. In other words, our officers are still required to exercise appropriate diligence, act in good faith, and otherwise comply with the standards of Delaware law in carrying out their duties. Accordingly, the Amendment would have no effect on the availability of equitable remedies such as an injunction or rescission based on an officer’s breach of fiduciary duty.

Also, under Section 102(b)(7) of the DGCL, adoption of the Amendment would not eliminate or limit the liability of an officer for any act or omission occurring prior to the Amendment becoming effective, so officers would remain potentially liable for monetary damages in connection with any acts or omissions occurring prior to the effectiveness of the Amendment.

Finally, the Amendment clarifies that certain of our officers, including our executive officers, would receive the benefit of any future amendments to the DGCL that further limit the personal liability of officers (so that if the DGCL were to be amended to further limit the personal liability of officers, our amended and restated certificate of incorporation would not have to be further amended or modified to conform to any revisions of such section), and that any repeal or modification of the provisions added to our amended and restated certificate of incorporation by the Amendment would be prospective only and would not adversely affect any limitation on the personal liability of an officer existing at the time of any such repeal or modification. This is consistent with the existing provisions of our restated certificate of incorporation as they relate to director exculpation as permitted by the DGCL and is designed to increase the flexibility of the amended and restated certificate of incorporation to allow it to change automatically with changes in the DGCL over time.

When considering the recommendation of the Board that our stockholders approve this proposal, our stockholders should be aware that certain directors and executive officers of the Company, specifically our Chief Executive Officer and the other actively employed named executive officers, have interests in the proposal that may be different from, or in addition to, the interests of our stockholders more generally because they will receive the liability exculpation protections afforded by the proposed Amendment if it is adopted. The Board was aware of these interests and considered them, among other matters in reaching its decision to approve the proposed Amendment. The proposed Amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer.

If the proposed Amendment is approved by our stockholders, it would become effective immediately upon the filing of the Amendment with the Secretary of State of the State of Delaware, which we would expect to file promptly after the Annual Meeting. After effectiveness of the Amendment, the new officer exculpation provision would apply only with respect to acts or omissions by our officers occurring after the date of the Amendment.

If the proposed Amendment is not approved by our stockholders, our restated certificate of incorporation would remain unchanged.

In accordance with the DGCL, the Board may elect to abandon the proposed Amendment without further action by our stockholders at any time prior to the effectiveness of the filing of the Amendment with the Secretary of State of the State of Delaware, notwithstanding stockholder approval of the proposed Amendment at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE OR LIMIT THE PERSONAL LIABILITY OF OFFICERS

Other Matters
A copy of our 2023 annual report to stockholders is being sent to each stockholder of record. The annual report is not part of our proxy soliciting material but it can be accessed at ir.advanceautoparts.com under "Financials."
Who is soliciting my vote?
Our Board is soliciting your proxy to vote at the Annual Meeting.
Who is paying the costs of this proxy solicitation?
Our Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and regular employees, without additional compensation, may solicit proxies on our behalf in person, by telephone or by electronic communication.
Will any other matters be voted on?
The Board does not intend to present any other matters at the Annual Meeting. We do not know of any other matters that will be brought before the stockholders for a vote at the Annual Meeting. If any other matter is properly brought before the Annual Meeting, your signed proxy card gives authority to Tammy M. Finley and Ryan P. Grimsland as proxies, with full power of substitution ("Proxies"), to vote on such matters in their discretion in accordance with their best judgment.
Who is entitled to vote?
Stockholders of record as of the close of business on March 25, 2024 are entitled to vote at the Annual Meeting. Each share of our common stock is entitled to one vote.
How many votes do I have?
For every matter acted on, you will have one vote for every share of Company common stock that you owned at the close of business on the Record Date. You are not entitled to cumulate your votes.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders hold their shares through a broker or bank rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholder of Record
If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record, and proxy materials are being sent directly to you by the Company.
Beneficial Owner
If your shares are held in a stock brokerage account or by a bank, you are considered the beneficial owner of shares held in street name, and proxy materials are being forwarded to you by your bank or broker, which is considered the stockholder of record of these shares. As the beneficial owner, you have the right to direct your bank or broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the stockholder of record. Your bank or broker has provided a voting instruction card to provide you directions for how to vote your shares.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•By Internet at www.proxyvote.com;
•By toll-free telephone at 1-800-690-6903;
•By completing and mailing your proxy card; or
•By voting live at the virtual Annual Meeting.
If you vote by Internet or telephone, your vote must be received by 11:59 P.M. (EDT) on May 21, 2024, the day before the Annual Meeting. Your shares will be voted as you indicate. If you sign and return your proxy card but you do not indicate your voting preferences, the Proxies will vote your shares FOR Proposal Nos. 1, 2, 3 and 4.
If your shares are held in street name, you should follow the voting directions provided by your bank or broker. You may complete and mail a voting instruction card to your bank or broker or, in most cases, submit voting instructions by the Internet or telephone to your bank or broker. If you provide specific voting instructions by mail, the Internet or telephone, your shares should be voted by your bank or broker as you have directed. AS A RESULT OF THE NYSE'S RULES, YOUR BANK OR BROKER CANNOT VOTE WITH RESPECT TO ANY PROPOSAL, EXCEPT FOR PROPOSAL NO. 3, UNLESS IT RECEIVES VOTING INSTRUCTIONS FROM YOU.
You will have the opportunity to vote live at the virtual Annual Meeting if you choose to do so. If you hold your shares in street name, you must request a legal proxy from your bank or broker to vote live at the virtual Annual Meeting.

Can I change my vote or revoke my proxy?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•Entering a new vote by Internet or telephone by 11:59 P.M. (EDT) on May 21, 2024;
•Returning a later-dated proxy card;
•Sending written notice of revocation to Tammy M. Finley, Executive Vice President, General Counsel and Corporate Secretary at the Company’s address of record, which is 4200 Six Forks Road, Raleigh, North Carolina 27609; or
•Voting live at the virtual Annual Meeting.
If your shares are held in street name, you must follow the specific directions provided to you by your bank or broker to change or revoke any instructions you have already provided to your bank or broker.
Is my vote confidential?
It is our policy that all proxies, ballots, voting instructions and tabulations that identify the vote of a stockholder will be kept confidential from the Company and its directors, officers and employees until after the final vote is tabulated and announced, except in limited circumstances, including: any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against the Company or to assert a claim by the Company, and when written comments by a stockholder appear on a proxy card or other voting material.
How are votes counted?
Votes are counted by inspectors of election designated by the corporate secretary.
What is the quorum requirement of the Annual Meeting?
A majority of the outstanding shares of our common stock on the Record Date, represented live or by proxy at the Annual Meeting, constitutes a quorum for voting on proposals at the Annual Meeting. If you vote, your shares will be part of the quorum. Abstentions, including those recorded by brokers holding their customers’ shares, and broker non-votes will be counted in determining the quorum. On the Record Date, there were 59,609,471 shares outstanding and 1,072 stockholders of record.  A majority of our common stock, or 29,804,736 shares, will constitute a quorum. A majority of the shares present at the Annual Meeting may adjourn the meeting even if the number of shares present do not constitute a quorum.
What are broker non-votes?
Broker non-votes occur when holders of record, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners by the date specified in the statement requesting voting instructions that has been provided by the bank or broker.
If that happens, the bank or broker may vote those shares only on matters as permitted by the NYSE. The NYSE prohibits banks and brokers from voting uninstructed shares in, among other things, the election of directors and matters related to executive compensation; accordingly, banks and brokers cannot vote with respect to any Proposal presented for consideration in this Proxy Statement except for Proposal No. 3 unless they receive voting instructions from the beneficial owners. Broker non-votes are not treated as votes cast under Delaware law.
What vote is required to approve each proposal?
Proposal No. 1. For the election of directors, the eleven nominees for director will be elected if they receive a majority of the votes cast at the Annual Meeting for the election of directors. For purposes of the election of directors, a majority of votes cast means that the number of shares voted "for" a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election, and votes cast include votes against and exclude abstentions and broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.
Proposal No. 2. The advisory vote to approve the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal. Broker non-votes will not count as present and entitled to vote for purposes of this proposal and will therefore have no effect on the outcome of this proposal. Although the advisory vote to approve the compensation of the Company’s named executive officers is non-binding, the Board and the Compensation Committee will review the voting results and consider them in making future decisions about executive compensation programs.
Proposal No. 3. Ratification of our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock that are present, or represented by proxy, at the Annual Meeting and entitled to vote on this proposal. Abstentions will count as present and entitled to vote for purposes of this proposal and will therefore have the effect of a vote against this proposal.
Proposal No. 4. Approval of the amendment to our restated certificate of incorporation to eliminate or limit the personal liability to the fullest extent permitted by the Delaware General Corporation Law requires the affirmative vote of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will therefore have the effect of a vote against this proposal.

Who can attend the Annual Meeting?
Only Advance Auto Parts stockholders as of the close of business on the Record Date may attend the Annual Meeting.
What do I need to do to attend the Annual Meeting and how will it be conducted?
The Annual Meeting will be conducted online in a manner similar to an in person meeting. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions related to the proposals during the meeting by visiting www.virtualshareholdermeeting.com/AAP2024 and following the instructions on your proxy or notice card. Please note that you are also able to submit questions in advance of the meeting by visiting www.virtualshareholdermeeting.com/AAP2024 and following the instructions posted there. Rules of Conduct for the Annual Meeting will be available at the virtual forum site. The Annual Meeting will begin promptly at 8:30 a.m. Eastern Time. The Company encourages you to access the Annual Meeting prior to the start time to allow time to complete check in procedures.
What does it mean if I get more than one proxy card?
It means you own shares in more than one account. You should vote the shares on each of your proxy cards.
How can I consolidate multiple accounts registered in variations of the same name?
If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our transfer agent, Computershare, toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence.
I own my shares indirectly through my broker, bank or other nominee, and I receive multiple copies of the annual report, Proxy Statement and other mailings because more than one person in my household is a beneficial owner. How can I change the number of copies of these mailings that are sent to my household?
If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you have eliminated duplicate mailings, but for any reason would like to resume them, you must contact your broker, bank or other nominee.
I own my shares directly as a registered owner of Company common stock and so do other members of my family living in my household. How can I change the number of copies of the annual report, Proxy Statement and other mailings being delivered to my household?
Family members living in the same household generally receive only one copy per household of the annual report, Proxy Statement and most other mailings. The only item which is separately mailed for each registered stockholder or account is a proxy card. If you wish to start receiving separate copies in your name, apart from others in your household, you must contact Computershare toll-free at (866) 865-6327 or at P.O. Box 505000, Louisville, KY 40233-5000, Attention: Shareholder Correspondence, and request that action. Promptly after your request is received we will start sending you separate mailings. If, for any reason, you and members of your household are receiving multiple copies and you want to eliminate the duplications, please also contact Computershare and request that action. That request must be made by each person in the household entitled to receive the materials.
Multiple stockholders live in my household and together we received only one copy of this year’s annual report and Proxy Statement. How can I obtain my own separate copy of the documents for the Annual Meeting in May?
You may download copies from our Internet website, ir.advanceautoparts.com (click on the home page link to 2024 Annual Meeting materials). If you want copies mailed to you and you are a beneficial owner, you must request them from your broker, bank, or other nominee. If you want copies mailed to you and you are a stockholder of record, we will promptly mail additional copies to you, at no charge, if you request them from Investor Relations by phone at (919) 227-5466 or by mail to 4200 Six Forks Road, Raleigh, 27609, Attention: Investor Relations. We cannot guarantee you will receive mailed copies before the Annual Meeting.
Where can I find the voting results of the Annual Meeting?
We plan to announce preliminary voting results at the Annual Meeting and publish final results in a Report on Form 8-K within four business days following the Annual Meeting.
What is the deadline for consideration of stockholder proposals or director nominations for the 2025 annual meeting of stockholders?
If you are a stockholder and you want to present a proposal at the 2025 annual meeting and have it included in our proxy statement for that meeting, you must submit the proposal in writing to our corporate offices at 4200 Six Forks Road, Raleigh, North Carolina, 27609, Attention: Corporate Secretary, on or before December [•], 2024. Applicable SEC rules and regulations govern the submission of stockholder proposals and our consideration of them for inclusion in next year’s proxy statement.

If you want to present a proposal at the 2025 annual meeting (other than pursuant to SEC rules and regulations) or to nominate a person for election as a director, you must comply with the requirements set forth in our by-laws. Our by-laws require, among other things, that our corporate secretary receive written notice from the stockholder of intent to present such proposal or nomination no less than 120 days and no more than 150 days prior to the first anniversary of the date of the preceding year’s annual meeting. Therefore, we must receive notice of such proposal no earlier than December 23, 2024, and no later than January 22, 2025. The notice must contain the information required by our by-laws. You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance." Our Chair of the Board or any other person presiding at the meeting may exclude any matter that is not properly presented in accordance with these requirements.
What is the deadline for director nominations for the 2025 annual meeting of stockholders using proxy access?
A shareholder, or group of up to 20 stockholders, that has owned continuously for at least three years shares of our common stock representing an aggregate of at least three percent of the outstanding shares of our common stock may nominate and include in our proxy materials director nominees constituting the greater of (i) two individuals and (ii) 20% of our Board. All director nominees must satisfy the requirements included in the Company’s by-laws.
If you are a stockholder and want to nominate a director to be included in our proxy for our 2025 annual meeting of stockholders, we must receive notice of the nomination no earlier than November [•], 2024 and no later than December [•], 2024. The notice of nomination using process access should be submitted in writing to our offices at 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. The notice of nomination must include the information required for director nominations using proxy access required by our by-laws. Proxy access nominees who do not receive at least a 25% vote in favor of election or withdraw their nomination will be ineligible as a nominee for the following two years.
You may obtain a print copy of our by-laws by submitting a request to: Advance Auto Parts, 4200 Six Forks Road, Raleigh, North Carolina 27609, Attention: Corporate Secretary. Our by-laws are also available on our website at ir.advanceautoparts.com under "Governance."

We look forward to you joining us at our Annual Meeting. Regardless of whether you expect to attend the meeting, please vote your shares in one of the ways outlined in the Notice of Annual Meeting.

By order of the Board of Directors,

Tammy Moss Finley
Executive Vice President, General Counsel and Corporate Secretary
Raleigh, North Carolina
April [•], 2024

APPENDIX A

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION OF
ADVANCE AUTO PARTS, INC.

Article VIII of the Certificate is hereby amended and restated in its entirety as follows:

“No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (i) of any director or officer for any breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) of any director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) of any director under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, (iv) of any director or officer for any transaction from which the director or officer derived any improper personal benefit, or (v) of any officer in any action by or in the right of the Corporation. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware Corporation Law. No amendment to or repeal of this Article Eighth shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.”
A-1

ADVANCE AUTO PARTS, INC.
4200 SIX FORKS ROAD
RALEIGH, NC 27609

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/AAP2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 21, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V41424-P07044

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ADVANCE AUTO PARTS, INC.

The Board of Directors recommends you vote FOR all Nominees listed in Proposal 1.

1. Election of the eleven directors listed below.

Nominees:	**For**	**Against**	**Abstain**
1a. Carla J. Bailo	☐	☐	☐
1b. John F. Ferraro	☐	☐	☐
1c. Joan M. Hilson	☐	☐	☐
1d. Jeffrey J. Jones II	☐	☐	☐
1e. Eugene I. Lee, Jr.	☐	☐	☐
1f. Shane M. O'Kelly	☐	☐	☐
1g. Douglas A. Pertz	☐	☐	☐
1h. Thomas W. Seboldt	☐	☐	☐
1i. Gregory L. Smith	☐	☐	☐
1j. Sherice R. Torres	☐	☐	☐
1k. A. Brent Windom	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3 and 4.	**For**	**Against**	**Abstain**
2. Approve, by advisory vote, the compensation of our named executive officers.	☐	☐	☐
3. Ratify the appointment of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for 2024.	☐	☐	☐
4. Amend our Restated Certificate of Incorporation to eliminate or limit the personal liability of officers to the extent permitted by recent amendments to the Delaware General Corporation Law.	☐	☐	☐

NOTE: Transact other business that may properly come before the meeting or any meetings held upon any adjournment or postponement of the meeting.

All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are, by the filing of this proxy, expressly revoked.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V41425-P07044

Advance Auto Parts

This proxy is solicited by the Board of Directors of Advance Auto Parts, Inc.

The undersigned stockholder(s) hereby appoint(s) Tammy M. Finley and Ryan P. Grimsland, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ADVANCE AUTO PARTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, ET on Wednesday, May 22, 2024, at www.virtualshareholdermeeting.com/AAP2024, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations and in the discretion of the proxies named herein on any other matters as may properly come before the meeting or any postponement thereof. Receipt of Notice of the Annual Meeting and Proxy Statement for the 2024 Annual Meeting is hereby acknowledged.

Continued and to be signed on reverse side